                       Amendment No. 1 as Filed with the
             Securities and Exchange Commission on April 24, 1998
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               _________________

                                    FORM 10



                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                      Pursuant to Section 12(b) or (g) of
                      The Securities Exchange Act of 1934



                          LANSTAR SEMICONDUCTOR INC.



             UTAH                                               87-0365672
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)


Maxie R. Smith
Chairman and Chief Executive Officer
13707 Gamma Road
Dallas, Texas                                                     75244
(Address of principal executive offices)                        (Zip Code)
Lanstar Semiconductor Inc.'s telephone number, including area code, is
(972) 980-2131


       Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                             Name of each exchange on which
  to be so registered                             each class is to be registered
  -------------------                             ------------------------------

          None                                                 None
------------------------                             ------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:


                          COMMON STOCK .001 PAR VALUE
                               (Title of Class)

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                      Page No.
                                                      --------

ITEM 1.     BUSINESS...................................   1

ITEM 2.     FINANCIAL INFORMATION......................  12

ITEM 3.     PROPERTIES.................................  21

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
            OWNERS AND MANAGEMENT......................  22

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS...........  24

ITEM 6.     EXECUTIVE COMPENSATION.....................  28

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED
            TRANSACTIONS...............................  33

ITEM 8.     LEGAL PROCEEDINGS..........................  34

ITEM 9.     MARKET PRICE OF AND DIVIDENDS ON LSI'S
            COMMON EQUITY AND RELATED STOCKHOLDER
            MATTERS....................................  34

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES....  35

ITEM 11.    DESCRIPTION OF LSI'S SECURITIES TO BE
            REGISTERED.................................  39

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS..  40

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA  41

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH
            ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
            DISCLOSURE.................................  41

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS..........  41

            SIGNATURE PAGE.............................  46


                                     PART I


ITEM 1.  BUSINESS

SUMMARY OF BUSINESS

         Lanstar Semiconductor Inc. ("LSI"), through its subsidiaries, manufactures and/or purchases and distributes a full product line of personal computer ("PC") memory components, central processing units ("CPUs"), subsystems, peripherals, integrated circuits ("IC's") and PC systems to small computer retailers, value-added resellers ("VARs"), system integrators, memory and computer product distributors, corporations, and consumers.

         LSI has recently completed the design of its semiconductor 16 Meg (4X4) Dynamic Random Access Memory ("DRAM") product that will be sold as packaged devices and Single In-line Memory Modules ("SIMMs") in various product configurations. LSI anticipates incorporating these memory products into its PC subsystems and complete PC systems to further enhance brand name quality and reliability while reducing product cost.

GENERAL DEVELOPMENT

Lanstar Semiconductor Inc. ("LSI")
----------------------------------

         LSI was organized as a Utah corporation in October 1980 as Kazmir Kliffs, Inc. During November 1995, Kazmir Kliffs, Inc. changed its name to Lanstar Semiconductor Inc. and entered into an agreement with Lanstar Semiconductor Corporation ("LSC") to issue up to 8,500,000 common shares of LSI to the stockholders of LSC and debenture holders of debentures that were convertible into LSC common stock in exchange for all the outstanding common shares and all the outstanding convertible rights to common shares of LSC. Until its purchase of LSC in 1995, Kazmir Kliffs, Inc. had no activity. Unless otherwise indicated in this Form 10, LSI includes LSI and its subsidiaries.

         LSI is a holding company organized functionally with each subsidiary specializing in the marketing, distribution and/or production of PC components, CPUs, subsystems, peripherals and complete PC systems. The following discussion outlines the development of and principal products and services provided by each current and former subsidiary.

CURRENT SUBSIDIARIES

Lanstar Semiconductor Corporation ("LSC")
-----------------------------------------

         LSC was organized as a Texas corporation in June 1995 to design, develop, manufacture and distribute semiconductor memory DRAM, IC (Integrated Circuit) and SIMM components.

         In September 1995, LCC issued as a dividend, 5,183,333 shares of Restricted Common Stock of LSC to the shareholders and convertible debenture holders (for the stock underlying their debenture) of its parent, LCC, for the purpose of spinning off LSC from its parent. LSC received an investment of $407,017 in operating capital as consideration for the exchange.

         LSI has recently restructured such that LSC is now the technology and manufacturing subsidiary. As a result, LSC is currently responsible for design, development and manufacturing for semiconductors, SIMM memory products, computer components, computer subsystems, integrated circuits and finished PC computer systems.

Lanstar Hong Kong Limited ("LHK")
---------------------------------

         During December 1996, LSI acquired all the outstanding stock of LHK from an affiliate. LHK is primarily responsible for procuring raw materials necessary for DRAM/SIMM manufacturing. Future plans include expanding procurement to source primarily PC related components including subsystems and peripherals to further support the manufacturing and sales of LCP, CIT and LSC.

         LSI anticipates utilizing LHK for manufacturing operations in the Pacific Rim for its subsidiaries once development of proprietary memory products is complete.

Lanstar Computer Products, Inc. ("LCP")
---------------------------------------

         LCP was organized as a Texas corporation in August 1997 and is a wholly-owned subsidiary of LSI. Prior to incorporation, the business activities of LCP were performed as a division of LSI. LCP is a full line PC memory, CPU, subsystem, peripherals and complete PC systems wholesale distributor with limited distribution of software. LCP markets its products primarily in the U.S. domestic market to small computer retailers, VARs, System Integrators and other memory and computer products distributors. LCP is in the process of developing an international sales program targeted to the Pacific Rim, European and South American markets.

Lanstar Systems Technology, Inc. ("LST")
----------------------------------------

         LST was organized as a Texas corporation in October 1997 and is a wholly-owned subsidiary of LSI. LST was originally organized to develop, manufacturer and distribute nonbranded, private label and Lanstar brand name PC computers to wholesalers, computer retailers, corporations and consumers. LST also provides ongoing repair and customer services.

         Due to dealer conflicts in the PC marketplace in selling Lanstar branded products to consumers, LST has totally withdrawn from the PC market. All future consumer sales by Lanstar will be directed through its newly developed subsidiary, Celex Technology, Inc.

Celex Technology, Inc. ("CTI")
------------------------------

         CTI was organized March 19, 1998, as a Texas corporation and is a wholly-owned subsidiary of LSI. CTI develops and distributes brand name PC computers to corporate and consumer markets through direct sales with increasing focus on the internet as the prime medium.

         LST has ceased development and manufacturing operations. LST has also ceased all distribution activities. LST's prior operations have been transferred to LSC and CTI respectively.

FORMER SUBSIDIARIES

Lanstar Computer Corporation ("LCC")
------------------------------------

         LCC was organized as a Texas corporation in September 1993 for the purpose of distributing PC workstations, memory, and subsystems. During 1996, the majority of LCC's operations were acquired by LSI and its subsidiaries. Simmco Memory Products, Inc., a Texas corporation organized in 1994 and a wholly-owned subsidiary of LCC, was dissolved in November 1997.

Southwest Memory International, Inc. ("SMI")
--------------------------------------------

         SMI was organized as a Texas corporation in January 1996. During November 1996, LSI acquired all the outstanding stock of SMI from World Data Limited, a Cayman Islands corporation. LSI retained SMI's previous management in order to secure a smooth transition of management and to retain the advantage of its expertise and experience in the operating of SMI. Due to differences of opinion relating to operating methods which, in the opinion of LSI's management could not be reconciled, SMI was subsequently resold, effective October 13, 1997, to its original shareholder. There was no gain or loss on the purchase of SMI and subsequent resale.

         While owned by LSI, SMI served as major distributor of semiconductor SIMMs and CPUs to a customer base of approximately 3,517 computer retailers, VARs and systems integrators. SMI distributed approximately 90% of its products in the United States market with the remaining 10% of sales in European and select South American countries.

PRODUCTS

         Historically LSI was primarily a computer memory products wholesaler to VARs, system integrators, wholesale distributors and small computer retailers. However, in mid-1996, LSI began an ongoing expansion of its product line and now distributes a full line of PC components, subsystems, integrated circuits, peripherals, and DRAMs, as well as complete PC systems in addition to CPUs and memory products.

         Prior to mid-1996, semiconductor CPU's and memory products dominated LSI's product mix, generating upwards of 95% of all revenues. Historically, LSI's revenues were generated as follows:

     95% Distribution of non-Lanstar PC memory, CPUs, PC subsystems and peripherals

     5%  Distribution of LSI manufactured memory components

Currently, LSI's revenues are generated as follows:

     75% Distribution of non-LSI PC memory, CPUs, PC subsystems and peripherals

     25% Distribution of complete PC systems

LSI DRAMs/OTHER IC's
--------------------

         LSI has completed the development of its 16 Meg (4X4) DRAM which was originally scheduled for production and distribution in early 1998. The initial 4 Meg (1X4) DRAM, which was acquired from Mosaid Technology in July 1995 for a fee of $500,000, was redesigned by LSI and put into preproduction at Sony Semiconductor Company of America, LSI's subcontract foundry. During the course of this development cycle, the market for 4 Meg (1X4) DRAM product declined to a point where LSI's management chose not to proceed to production with this product. The principal reason for the decline in the market for the 4 Meg (1x4) DRAM product is that the product is completing its life cycle relative to computer applications. Next generation products such as the 16 and 64 Meg products are now in mass-production and meeting current and anticipated market demand. In addition, SDRAM meets higher speed requirements needed to support faster (CPU) microprocessor requirements increasingly in demand. Management is now directing all engineering and manufacturing efforts to LSI's 64 Meg SDRAM product line, and other PC related ICs.

         LSI is currently developing product lines for both standard and proprietary SIMMs designed primarily for PC applications. The developed products, designed for high quality, reliability and low cost, are now scheduled for production and distribution in the second half of 1998. The Lanstar-designed SIMM products are directed toward two specific market segments. The first and largest potential market is for computer memory upgrades and OEM PC manufacturing applications. The second product line is for proprietary memory products directed primarily for computer applications. These products are sold for factory replacement or upgrades for major original equipment manufacturers ("OEM") such as Compaq, HP, Packard Bell, etc. Production of proprietary SIMM products is now planned for second quarter by subcontract manufacturing in the United States and mainland China. Plans are currently being formalized to produce SIMM products in the company's new facility in Dallas, Texas. Production will entail mounting DRAMS and other small supportive components on printed circuit boards which will be tested to meet specific electrical specifications and then packaged for United States and international distribution.

         Subcontract SIMM production is currently scheduled to commence in June, 1998. Internal production at the Dallas facility is currently scheduled for July and August, 1998.

PC Memory Devices, CPUs, Subsystems and Peripherals
---------------------------------------------------

         Currently, the majority of these products are purchased domestically from qualified high volume, low cost vendors. LSI is expanding its supplier base in the Pacific Rim through the development of strategic verbal alliances. LSI received its first shipment of computer mother boards in April 1998 from its prime supplier in mainland China.

PC Systems
----------

         LSI is currently producing standard and multimedia PCs for home and office applications. PCs, including work stations, low and high-end systems and file servers, are sold as stand-alone or networked systems as determined by customer needs. LSI is currently purchasing all PC components and completing the assembly, test, burn-in and required quality control inspection required to produce high quality computer systems.

         PC computer production has now been shifted to the Company's new facility in Dallas, Texas. Manufacturing entails purchasing all PC components, subsystems and completing the assembly, test, burn-in, and required quality control inspections needed to produce high quality computer systems. Specific cost reduction programs are planned to reduce component and system costs throughout calendar 1998 and 1999 by integrating Lanstar developed SIMM memory products, DRAMS, and other PC related integrated circuits into finished PC component and subsystems products. Management anticipates integration of these Lanstar developed components will result in reduced component count and increased quality and reliability of PC systems and subsystem products.

RAW MATERIALS

LSI DRAM and SIMM Products
--------------------------

         Raw materials utilized by LSI's semiconductor subcontract silicon wafer manufacturer must meet exacting product specifications. Semiconductor wafer subcontractors (foundries) generally use multiple sources of supply but there are only a limited number of suppliers capable of delivering certain raw materials that meet LSI's specifications. The availability of critical raw materials, such as silicon wafers are currently sourced by Sony Semiconductor Company of America, LSI's subcontract foundry.

         Photo masks of LSI's DRAM and future IC's products are purchased directly by LSI from its mask vendor. Management anticipates that these photo masks should be in adequate supply and not present any shortages in the near future. Conventional SIMM and COB SIMM products could be affected due to possible shortages in the supply of DRAM die and standard DRAM packaged devices. Any shortage would be due to the lack of multiple sourcing from critical vendors by LSI rather than overall industry-wide raw material shortages.

PC Memory, CPUs, Subsystems and Peripherals
-------------------------------------------

         The majority of these products are sourced from critical domestic high volume, low cost vendors. Although strategic plans to expand critical vendors in the Pacific Rim are on schedule, adequate suppliers may not be successfully developed in a timely fashion to meet current growth plans. Management does not believe that there will be an industry-wide raw material shortage relative to these products.

         Currently, the company sources significant products from a large variety of available major United States wholesalers. Management anticipates that new direct factory sources of supply, primarily from mainland China, will be developed formally, and thereby reduce, the need to make purchases from United States wholesalers. In addition, subcontract long term relationships are being sought and negotiated to support semiconductor manufacturing in the United States, Korea, and Japan. Management anticipates these subcontract manufacturing programs combined with direct factory/OEM procurement will strengthen sources of supply and reduce product costs. The loss of any major United States wholesaler will not have a material impact on the Company's results of operations and financial condition. The current market has adequate sources of wholesale computer electronics. In the event LSI loses a primary source, other sources could fill the need although cost could be higher until relationships are established.

RESEARCH AND DEVELOPMENT/INTELLECTUAL PROPERTY

LSI DRAM and SIMM Products
--------------------------

         Rapid technological change and intense price competition place a premium on both new product and process development efforts. LSI's continued ability to compete in the semiconductor memory market will depend in part on its ability to continue to develop technologically advanced products and processes, of which there can be no assurance.

         LSI's research and development efforts are focused principally on completing the design of its 64 Meg SDRAM and initial PC related integrated circuits. Future process development efforts will be directed toward developing
 .25, .18, .13 and .10 micron manufacturing technology, as required. Product development efforts will also be directed toward 64 Meg SDRAM and Rambus design architecture for potential application to LSI's 16, 64, 256 and 1,024 Meg devices.

         LSI's initial 4 Meg DRAM design was purchased from Mosaid Technologies Incorporated on July 27, 1995. The decision to purchase a production proven design helped LSI develop its own internal semiconductor product design capability in a more timely fashion. This design capability is now established and LSI's first in-house design was the 16 Meg DRAM to be followed closely by a 64 Meg SDRAM scheduled for production in calendar 1998. Design work may continue with the 4 Meg DRAM as a product vehicle to complete and optimize the development of LSI's DRAM and supporting .35 micron manufacturing process technologies.

         LSI plans to continue development of its Chip-on-Board ("COB") technology during the second half of 1998. This emerging technology in low-cost packaging will also be utilized, if successfully developed, for packaging of high pin count integrated circuits and subsystem modules.

         Research and development expenses vary primarily with the number of wafers and personnel dedicated to new product and process development. Total research and development (R&D) expenditures for LSI from inception through 1995 were $655,704. R&D expenses for Fiscal Year 1996 were $476,055 and expenses for fiscal year 1997 increased to $1,886,811.

Lanstar PC Systems
------------------

         LSC currently acquires all pc components and sub systems from wholesalers and OEM suppliers. To date, the Company has not developed intellectual property rights in this area.

PATENTS AND COPYRIGHTS

         Patents and copyrights are of great importance in the PC electronics industry (especially for memory products) due to the technical nature and short life cycles of the products. The semiconductor industry has experienced a substantial amount of litigation regarding patent and other intellectual property rights. Litigation may be necessary to enforce any future patents issued to LSI or to protect trade secrets or intellectual property owned by LSI. LSI may, in the future, receive communications alleging that the technology used by LSI in the manufacture of some or all of its products infringes on product or process technology rights held by others.

         LSI currently does not own any product or process patents. However, two potential semiconductor processes and one SIMM test procedure developed by LSI are in various stages of development and LSI anticipates filing related patent applications by the end of 1998.

         LSI intends to pursue patent and mask work copyright protection for its semiconductor process technologies and product designs. The process of seeking patent protection can be long and expensive, and there is no assurance that patents will be issued from future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to LSI. In particular, there can be no assurance that any future patents held by LSI will not be challenged, invalidated or circumvented.

         LSI also relies on trade secret protection for its technology, in part through confidentiality agreements. There can be no assurance that these agreements will not be breached, that LSI will have adequate remedies for any breach or that LSI's trade secrets will not otherwise become known to or independently developed by others. In addition, the laws of certain other countries in which LSI's products are or may be developed, manufactured or sold may not protect LSI's products and intellectual property rights to the same extent as do the laws of the United States.

TECHNOLOGY AGREEMENTS

         LSI has entered into two cross-licensing agreements. On November 17, 1995, LSC entered into a non-exclusive licensing agreement with Texas Instruments Incorporated for the right to manufacture and distribute ICs commonly recognized in the industry by any of the following acronyms: DRAMs (including Dynamic Random Access Memory Devices, Synchronous Dynamic Random Access Memory Devices, Video RAMs and Field or Frame memories commonly referred to as FRAMs); SRAMs; ROMs; PROMs; EPROMs; Flash EPROMs; or EEPROMs for a 10% royalty on net sales billed for DRAMs and 5% of net sales billed for SRAMs, ROMs, PROMs, EPROMs, Flash EPROMs or EEPROMs sold in the United States, Japan or any European country. The license with Texas Instruments Incorporated expires on December 31, 2000, but the contract provides that both parties are bound to enter into good faith negotiations to renew the license upon request of either party. Management believes that a renewal of the license is likely.

         On July 27, 1995, LSC entered into an agreement with Mosaid Technologies Incorporated for a $500,000 fee where Mosaid Technologies Incorporated agreed to provide an engineering design for a 4 Meg DRAM in x1 and x4 format. The Mosaid agreement also granted a non-exclusive license to use the design to the extent necessary to manufacture and distribute the product in exchange for an annually graduated percent of net sales of the product beginning with 1.5% in the 12-month period commencing on the date LSC achieves production volume and ending at 4% of net sales six years after production volume commences and thereafter. The Mosaid agreement does not terminate until the cessation of sales by LSC of the product.

         Management decided not to proceed with the Mosaid 4 Meg DRAM to production which had a significant impact on sales revenue for 1997 and 1998, year-to-date. In retrospect, the decision not to produce the product was correct due to the continued erosion of the 4 Meg market. LSI could not have achieved profitability on the product line even though its cost was competitive. Using the base technology from the 4 Meg design to complete the design of the 16 Meg DRAM has saved significant time and money for the company's on-going IC development. This technology or a variation will continue to be an important factor in the development of the 64 Meg and 256K DRAM scheduled for future development and production. The Mosaid agreement has terminated by cessation of sales of the 4 Meg DRAM by LSI.

         Notwithstanding Management's beliefs that the above licenses will be renewed, Management is unable to predict with 100% accuracy whether these licenses can be renewed on terms acceptable to LSI.

         LSI entered into a Semiconductor Process Development Agreement with Sony Semiconductor Company of America which commenced April 15, 1997, and terminated December 31, 1997. This agreement was based on the companies jointly developing 0.35 micron processes for DRAM production for both 4 and 16 Meg DRAM products which has now been successfully developed. As a result of achieving this critical technology objective, LSI plans to continue its process development as a function of semiconductor sales.

         As of April 1998, LSI has chosen not to renew the Development Contract with Sony Semiconductor. LSI's engineering staff believes that its current developed process technology which was co-developed with Sony is adequate to support planned 16 Meg DRAM production. Meetings are scheduled in May to negotiate a longer term relationship with Sony which would be tied to on-going production of multiple products . In the event that LSI is not successful in negotiating a technology relationship with Sony, LSI believes that it will be able to establish a similar process development activity with another semiconductor subcontractor.


EMPLOYEES

         As of April 15, 1998, LSI had 41 full-time employees. Employment levels vary depending on market conditions and the amount of research and development activities pursued. LSI is dependent upon a limited number of key management and technical personnel. A number of LSI's employees are highly technically skilled engineers and LSI's continued success will depend in large part upon its ability to retain and attract other such employees. None of LSI's employees are represented by labor organizations; LSI has never had a work stoppage or slowdown as a result of labor issues; and LSI considers relations with employees to be good. The addition of the 1997 Stock Option Plan, along with other company benefits, has enhanced employees' interest in remaining with LSI. In the future, LSI is planning to add further incentives to attract and retain high quality personnel.


COMPETITION

LSI Memory Products
-------------------

         LSI's semiconductor memory products will experience intense competition from a number of substantially larger foreign and domestic companies including:
Fujitsu, Ltd.; Hitachi, Ltd.; Hyundai; Micron Technology, Inc.; Mitsubishi Electric Corp.; Motorola, Inc.; NEC Corp.; Samsung Semiconductor, Inc.; LG Semicon; Texas Instruments Incorporated; and Toshiba Corporation. LSI will be at a disadvantage in competing against larger manufacturers with significantly greater capital resources or manufacturing capacities, larger engineer and employee bases, larger portfolios of intellectual property and more diverse product lines. LSI's larger competitors may also have long-term advantages in research and new product development and in their ability to withstand current or future downturns in the semiconductor memory market. In addition, LSI believes its competitors have sufficient resources and manufacturing capacity to influence market pricing.

         LSI's semiconductor memory products are commodity products, the price and profitability of which are highly dependent on overall supply-demand dynamics in the industry. Historically, the semiconductor memory industry has experienced decline in average selling prices commensurate with the industry's ability to reduce cost per megabit.

Personal Computer Systems
-------------------------

         Competition in the PC industry is based upon performance, price, reliability, service and support. The PC industry is highly competitive and has been characterized by intense pricing pressure, rapid technological advances in hardware and software, frequent introduction of new products, low gross margin percentages and rapidly declining component costs.

         Any general decline in demand, or a decline in the rate of increase of demand, for PC systems could increase price competition which would have a material adverse effect on LSI's business and results of operations. To remain competitive, LSI must introduce new products, price its products and offer customers lead times comparable to its competitors. LSI's ability to continue to produce competitively priced products and to establish and maintain acceptable gross margin percentages will depend on LSI's ability to establish high levels of sales and contain and reduce manufacturing and component costs through volume manufacturing and/or vertical integration of LSI memory products, subsystems and other miscellaneous components. Any failure by LSI to transition to new products effectively or to accurately forecast demand for its products may adversely affect LSI's business and result of operations.

         LSI competes with a number of PC manufacturers which market their products directly to consumers, including Dell Computer, Inc. and Gateway 2000, Inc. LSI also competes with PC manufacturers, such as Apple Computer, Inc.; Compaq Computer Corporation; Hewlett Packard Company; International Business Machines Corporation; and Toshiba Corporation, which have traditionally sold their products through national and regional distributors, dealers, VARs, retail stores and direct sales. Many of LSI's PC product competitors offer broader product lines, have substantially greater financial, technical, marketing and other resources than LSI and may enjoy access to more favorable component volume purchasing arrangements than does LSI.

PC Memory, CPUs, Subsystems and Peripherals
-------------------------------------------

         The PC industry is characterized by rapid technological change, relatively short product life cycles, frequent product introductions and enhancements, difficult product transitions and volatile market conditions.

         LSI targets small to medium size wholesalers and small PC retailers in the domestic PC industry. As LSI expands its target market to include mid-size wholesale and retail distributors, LSI may be at a disadvantage in competing against larger distributors such as Ingram Micro, TechData, Merisel and Gates/Arrow. These larger distributors typically buy directly from major manufacturers and, as a result, bring very competitive pricing and payment terms to the marketplace.


CUSTOMERS

         LSI does not have any customer which in the aggregate purchases products equal to or greater than 10% of LSI's revenues.


WORKING CAPITAL PRACTICES

         LSI's inventory needs are financed through private sources of capital and proceeds from the sale of products. LSI does not have a line of credit with a financial institution.


BACKLOG ORDERS

         LSI does not have any material backlog orders. LSC plans to manufacture and distribute the new Lanstar DRAM standard memory products by late-1998. Consequently, LSC does not have any material backlog orders. LCP does not have any material backlog orders due to the nature of the business. Orders are received via telephone and fax on a daily basis and maximum effort is made to fill them within 24 to 48 hours. LST operations have ceased and been transferred to LSC and CTI. CTI averages a turnaround of approximately 5-6 days on customer orders for personal computers. Consequently, it does not have any material backlog orders.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

         Government regulations impose various environmental controls on the discharge of chemicals and gases used in LSI's semiconductor subcontract manufacturing processes. LSI currently subcontracts all semiconductor manufacturing demands to Sony Semiconductor Company of America. To management's knowledge, compliance with federal, state and local provisions enacted or adopted for protection of the environment has had no material effect upon LSI's operations.


ITEM 2.  FINANCIAL INFORMATION

Selected Financial Data
-----------------------

         The following selected financial data for inception through the year ended December 31, 1997, is derived from audited consolidated and combined financial statements of LSI. The data should be read in conjunction with the consolidated and combined financial statements and selected notes attached as exhibits in Item 15 and the following Management's Discussion and Analysis of Financial Condition and Results of Operations.

                            FINANCIAL INFORMATION
                                  OF LSI/LCC
                           CONSOLIDATED AND COMBINED
                     (In Thousands Except Per Share Data)



                                             INCEPTION     FISCAL YEAR    FISCAL YEAR
                                              THROUGH         ENDED          ENDED
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                1995           1996           1997
                                            ------------   ------------   ------------
Sales                                         $ 6,154        $ 5,765         $ 7,442
Cost of goods sold                             (6,015)        (5,507)         (6,964)
                                              -------        -------         -------
     Gross profit                                 139            258             478

Selling, general and administrative            (1,016)        (1,019)         (2,240)
Research and development                         (656)          (476)         (1,887)
Bad debt expense                                  (85)           -0-             (60)
Other income (expense)                            (16)            (7)            (76)
                                              -------        -------         -------
Net loss from continuing operations
     before income tax                         (1,634)        (1,244)         (3,785)

Provision for income tax                          -0-            -0-             -0-
                                              -------        -------         -------
Net loss from continuing operations            (1,634)        (1,244)         (3,785)

Income from discontinued operations (SWMI)        -0-            457             962
                                              -------        -------         -------

     Net Loss                                 $(1,634)       $  (787)        $(2,823)
                                              =======        =======         =======

Allocated to LCC                              $  (446)       $    (9)        $   -0-
                                              =======        =======         =======

Allocated to LSI                              $(1,188)       $  (778)        $(2,823)
                                              =======        =======         =======

LSI loss per share from
     continuing operations                    $ (0.16)       $ (0.03)        $ (0.09)
                                              =======        =======         =======

LSI income per share from discontinued
     operations (SWMI)                        $   -0-        $  0.01         $  0.02
                                              =======        =======         =======
                                                DECEMBER 31, 1996
                                            ---------------------------
                                            (PRO FORMA)        WITH       DECEMBER 31,
                                            WIHOUT SWMI        SWMI           1997
                                            ------------   ------------   ------------
Balance sheet
     Current assets                           $   955        $ 7,020         $   623
     Total assets                               1,327          7,629           1,252
     Current liabilities                        1,337          1,851           1,176
     Long-term liabilities                        750            750             -0-
     Stockholders' equity                        (761)         5,028              76

                MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties. LSI's actual future results could differ materially from its historical results of operations and those discussed in the forward-looking statements. All period references are from inception through December 31, 1995, and LSI's fiscal years ended December 1996 and December 1997.


GENERAL

     The following presentation sets forth Management's Discussion and Analysis of Financial Condition and Results of Operations from inception through December 31, 1995, fiscal period ended December 31, 1996, and fiscal period ended December 31, 1997. LSI acquired all the outstanding stock of SMI in November 1996. SMI was subsequently resold to its original shareholder effective as of October 13, 1997. SMI was incorporated in January 1996 and, accordingly, has a limited operating history.


OVERVIEW

     LSI, through its subsidiaries, manufactures and/or purchases and distributes a full product line of PC memory components, CPUs, subsystems, peripherals, integrated circuits and PC systems to small computer retailers, VARs, system integrators, memory and computer product distributors, corporations, and consumers.

     Currently, LSI has completed the design of its semiconductor 16 Meg (4X4) DRAM that will be sold as packaged devices and SIMMs in various product configurations. LSI anticipates incorporating these memory products into its PC subsystems and complete PC systems to further enhance brand name quality and reliability while reducing product cost. The financial position of LSI was materially affected by the acquisition and resale of SMI, expansion of the PC components product line and the development of the PC product line.

Acquisition and Sale of SMI
---------------------------

     In November of 1996, LSI acquired SMI, a major distributor of semiconductor SIMMs and CPUs, to computer retailers, VARs and systems integrators. The acquisition of SMI significantly impacted every determinative factor of LSI's financial position.

     During 1996 and 1997, LSI and SMI operated independently of one another. Each had its own management team, location and capital structure. During 1997, management discovered material differences of opinion relating to operating methods which, in their opinion, could not be reconciled. Consequently, LSI resold SMI to its original shareholder.

     In the financial information set forth on page 13, all net income earned by SMI have been segregated as net income from discontinued operations.

Development of a New Product Line
---------------------------------

     LSI incorporated LST in October 1997 to manufacture and distribute personal computers. Subsequently, LSI transferred LST's manufacturing and distribution operations to LSC and CTI respectively.

Expansion of PC Components Distribution
---------------------------------------

     In mid-1996, LSI expanded its product line from distribution of DRAMs and memory products, computer memory and CPU products to include all PC components, subsystems and peripherals. LSI is further expanding its product line to manufacture and distribute a variety of PC related integrated circuits. Refer to Item 1 for a more complete discussion of the product line expansion.

RESULTS OF OPERATIONS

                           Comparison of Years Ended
                   December 31, 1997 and December 31, 1996.

NET SALES

     The consolidated increase in sales from $5,765,629 to $7,442,038 is primarily attributable to expanding LCP's product line and strengthening LCP's overall sales organization. This 29.1% increase in sales during 1997 is further supported by realizing a 22.0% increase in sales in the fourth quarter of 1997 as compared to the fourth quarter of 1996.

GROSS PROFIT MARGIN

     The consolidated gross profit margin of $258,364 or 4.5% of Net Sales increased to $478,061 or $6.4% of Net Sales for period ending December 31, 1997. These improvements were realized due to expanding LCP's product line, and strengthening sales staff combined with improved purchasing practices.

SELLING, GENERAL AND ADMINISTRATIVE COSTS

     This increase in expenses from 17.7% to 30.1% of sales resulted from higher than planned legal and accounting expenses in the sale of SMI and ongoing efforts to get the company's stock relisted.

RESEARCH AND DEVELOPMENT COSTS

     Consolidated research and development expenses increased from 8.3% through December 31, 1996 to 25.3% of sales for the period ending December 31, 1997, due to increasing the design staff in semiconductor design to support the 16 Meg DRAM design and completing the DRAM 0.35u Semiconductor Process Technology Development Program at Sony Semiconductor in San Antonio, Texas. Additional development costs were incurred in developing a high volume, low cost COB manufacturing process for SIMM memory products.

TOTAL ASSETS

     Consolidated total assets decreased from $7,628,709 to $1,251,721 due to the sale of SMI. The further reduction in assets reflected the use of cash to expand the semiconductor 16 Meg DRAM design effort and the completion of the
0.35 micron semiconductor process development activity at Sony Semiconductor.

CURRENT LIABILITIES

     Consolidated current liabilities decreased from $2,600,821 to $1,176,842 primarily due to the sale of SMI. Liabilities were further reduced by the conversion of $750,000 of debt into equity.

EQUITY

     Stockholders' equity without SMI increased for a negative $761,000 at the end of December 31, 1996 to a positive $75,879. This increase in stockholders' equity was due to the conversion of outstanding debentures to equity, the exercise of certain warrants and the reduction in accounts payable.

ANTICIPATED TRENDS

     While management can provide no assurance, LSI anticipates that LCP sales will continue to increase in its computer components distribution business during 1998. Management basis this expectation on the development of increased market share by expansion of LCP's production and sales force. With the completed design of LSC's 16 Meg DRAM, semiconductor sales are anticipated in second half of the year. Further, IC sales are anticipated in the third quarter with the planned development and production of several custom IC's specifically designed for PC computer motherboard applications.

TRENDS

     In addition to the factors discussed elsewhere in the Form 10, the following are important factors which could cause actual results or events to differ materially from those contained in any forward-looking statement made by or on behalf of LSI.

State Taxation
--------------

     Several states have enacted legislation which requires out of state direct marketers to collect and remit sales and use taxes based on certain limited contacts with the state. LSI and its subsidiaries could be required to pay sales and use taxes and income and franchise taxes related to LSI's sales in states other than Texas.

Volatility of the Semiconductor Memory Industry
-----------------------------------------------

     The semiconductor memory industry is characterized by rapid technological change, frequent product introductions and enhancements, difficult product transitions, relatively short product life cycles, rapid changes in market prices and volatile market conditions. Historically, this industry has been highly cyclical, particularly regarding the market for DRAM products, which is currently LSI's primary semiconductor memory product.

     The selling prices for semiconductor memory products fluctuate significantly with changes in the balance of supply and demand for these commodity products. The amount of capacity placed into production and future yield improvements by LSI's competitors could dramatically increase worldwide supply of semiconductor memory and continue downward pressure on pricing. LSI's business plan assumes declining prices for its products and, accordingly, requires actions to increase die count and lower direct and overhead costs per product.

     There can be no assurance that the rate of decline of average sales prices will lessen or that market conditions will improve in the foreseeable future. These declines have had a material adverse effect on LSI's business and results of operations. Further declines in average sales prices for LSI's DRAM based products could have a material adverse effect on LSI's business and results of operations.

Year 2000 Compliance
--------------------

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Most but not all of LSI's approximately 50 internal computers utilized in operations and financial reporting are Year 2000 compliant. Approximately 15 of the 50 computers are older and may not be in compliance. Management estimates the purchase and installation of Year 2000 compliant mainboards in the 15 computers will cost a total of approximately $2,000.

     LSC's engineering and design group currently utilizes five UNIX-based Sun Microsystem computers for semiconductor circuit design. These systems have Solarus Version 2.6 software installed and are in full Year 2000 compliance.

     CTI's and LCP's PC products are being manufactured with Year 2000 compliant computer mainboards. LSC has incorporated the necessary incoming quality control and production test procedures to ensure 100% Year 2000 compliance with all its products. LCP has also established the necessary incoming quality control test procedures to ensure their vendors of computer mainboards are in 100% Year 2000 compliance.

     Prior to December 1997, shipments of computer mainboards were not inspected and tested as noted above. Therefore, LSI could potentially have product in the marketplace that is not Year 2000 compliant, but management believes that the exposure is minimal.

Fluctuations in Operating Results
---------------------------------

     LSI's past operating results have been, and its future operating results may be, subject to annual and quarterly fluctuations as a result of a wide variety of factors, including, without limitation, the cyclical nature of the semiconductor memory and PC industry, the introduction and announcement of new products and process technologies by LSI or its competitors, pricing pressures, the speed in which LSI reduces costs for any particular new or existing product, fluctuations in manufacturing yields, changes in product mix, the cost and availability of raw materials and general worldwide economic conditions.

Impact of Recently Issued Accounting Standard
---------------------------------------------

     During 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." Loss per share has been reflected under those provisions for all periods presented. The effect of this change was immaterial.

LIQUIDITY AND CAPITAL RESOURCES

     LSI's capital resources have been met during 1996 and 1997 by equity and convertible debt financing. The company received $1,777,749 in 1996 and $2,286,930 in 1997 from private sales and placements of convertible debt and equity. During the period from January 1, 1998 through March 25, 1998, LSI received an additional $1,251,662 from private equity sales. Management believes that additional private sales of equity and/or the exercise of outstanding warrants to acquire common stock may occur before the end of 1998.

     LSI intends to improve its cash flows through its operating subsidiaries. LCP achieved profitability during the fourth quarter of 1997 due to increased sales and higher gross profit margins. Increased sales should continue throughout 1998 as improved market share is realized in the U.S. domestic marketplace. In addition, Management anticipates establishing LCP's international program in the Pacific Rim and then expanding into Europe and certain South American countries throughout 1998.

     LSC is scheduled to start shipping its first standard and proprietary SIMM designs in the third quarter of 1998. Additional SIMM products are planned to be designed and introduced to the marketplace throughout 1998. LSC plans to start shipment of its 16 Meg DRAM by the third quarter of 1998.

     During 1997, LSI along with their respective subsidiaries incurred a net loss of $3,784,880 exclusive of net income earned by SWMI. From their inceptions through December 31, 1997, LCC and LSI incurred losses of $6,662,912 exclusive of net income earned by SWMI. As of December 31, 1997, the Company had a working capital deficit of approximately $553,122. The Company's auditors have expressed substantial doubt about its ability to continue as a going concern.

     After December 31, 1997, the Company was able to procure capital of approximately $1,252,000 through the sale of equity during 1998 as explained in
Note 15.

     Management believes that additional private sales of equity and/or exercise of outstanding warrants to acquire common stock may occur before the end of 1998. Management has also committed to the expansion of its distribution network.

     There are no assurances that management will be successful in its efforts.

     Management anticipates that CTI will achieve profitability in the third quarter of 1998 as volume sales are increased. Management anticipates profits will improve throughout 1998 as increased market share is achieved in selected markets and sales are expanded on the internet to consumer customers.

SAFE HARBOR STATEMENT

     Forward-looking statements contained in this Form 10 involve risks and uncertainties, including, without limitation, the following: (i) LSI's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of management and the Board of Directors; (ii) LSI's plans and results of operations will be affected by LSI's ability to manage its growth and working capital; and (iii) LSI's business is highly competitive and the entrance of new competitors or the expansion of the operations by existing competitors in LSI's markets could adversely affect LSI's plans and results of operations.


ITEM 3.   PROPERTIES

     LSI consolidated its operations to a new 38,000 square foot facility located at 13703 and 13707 Gamma Road in Dallas, Texas. The new facility includes LCP's distribution business, corporate headquarters, LSC's IC and system design center and LCS's PC manufacturing facility. The new location will also house planned SIMM surface mount production facility. LSI has an option to purchase the property which expires at the end of 1998.

     LSI also has an approximately 7,000 square feet facility located at 2501 Avenue J in Arlington, Texas. The facility is subject to two leases. A lease for approximately 3,500 square feet expires in April 1998. LSI anticipates continuing in this location on a month-to-month basis. In the event that the lease is not renewed, management believes that current general office operations can be continued by leasing any noncustomized facility. The second lease for approximately 2,500 square feet expires in November, 1999.

     LST previously had a manufacturing center of approximately 3,288 square feet located in Arlington, Texas. This lease was terminated in February, 1998.

     LSI believes that its existing facilities are suitable and adequate for PC and PC component manufacturing, distribution and research and development operations and that productive capacity is being utilized. Management's intention to fully develop a DRAM manufacturing center will ultimately entail the purchase of a fabrication plant although short-term manufacturing needs in the future will be provided by third party vendors under a private label and/or joint venture agreement.

     LHK currently utilizes, at no charge, facilities located in Hong Kong provided by Whitways Enterprises Limited.


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to any person known to LSI to be the beneficial owner of more than 5% of the outstanding shares of LSI's Common Stock as of the date of this filing. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock which he beneficially owns:

Name and Address                          Amount and Nature of    Percent
of Beneficial Owner                       Beneficial Ownership  of Class(1)
-------------------                       --------------------  -----------

Lewis D. Rowe                                        2,900,000       8.3%
Zephyr International Limited
Zephyr House - Fifth Floor
Mary Street
Grand Cayman, Cayman
  Islands, British West Indies


(1)  Determined on the basis of 34,884,525 shares of Common Stock outstanding.

     The following table sets forth certain information concerning the beneficial ownership of LSI's Common Stock as of the date of this filing, with respect to each Director, Executive Officer and Directors and Executive Officers as a group:

                               Amount and Nature of   Percent
Name of Beneficial Owner       Beneficial Ownership   of Class
------------------------       --------------------  ----------
Maxie R. Smith(2)                         1,027,000       2.9%

Steven L. Porter                            200,000    less than
                                                            1%

Wilton Workman                              150,000    less than
                                                            1%

All Directors and Executive
  Officers as a group
  (3 persons)                             1,377,000       3.9%

(2) Mr. Maxie Smith owns 227,000 shares directly. Mr. Smith, along with Mr. Dennis Poole, controls an additional 800,000 shares through beneficial ownership of Jenalong Holdings, Ltd., a Hong Kong Corporation.


ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the directors, executive officers and certain significant employees of LSI as of the date of this filing. Except as otherwise stated below, the directors will serve until the next annual meeting of stockholders or until their successors are elected or appointed and the executive officers will serve until their successors are appointed by the Board of Directors.

Name                 Age                   Positions
----                 ---                   ---------

Maxie R. Smith        57      Chairman of the Board, President and Chief Executive Officer of LSI

Gerald F. Brunton     62      Director, Vice President of Finance and Chief Financial Officer of LSI

Steven L. Porter      42      Director, Secretary and Treasurer of LSI

Wilton Workman        65      Vice President of Technology of LSI

Name                     Age                   Positions
----                     ---                   ---------

Dennis Poole              59      Director of LCC and Managing Director of LHK

Lynn Mahanay              47      Corporate Controller of LSI

James W. Osmun, Ph.D.     50      Vice President of Process and Development for LSC

Dean Salem                27      Vice President of Sales and Marketing for LCP and Director of CTI

Tian-Shen Tang, Ph.D.     40      Design Team Leader of LSC

     Maxie R. Smith. Mr. Smith is a founder of LSI and each of its subsidiaries. Mr. Smith began his career with Texas Instruments in Dallas, Texas, holding positions in the semiconductor materials and sensor group. He joined Harris Semiconductor in Melbourne, Florida, where he was responsible for developing proprietary semiconductor processes, equipment and products. Subsequently, he joined Litronix Corporation in Cupertino, California, and was instrumental in developing the company's Gallium Arsenide Phosphide semiconductor materials capability, along with directing the operations of the company's acquired MOS semiconductor company. In addition, Mr. Smith was division manager of the newly developed digital watch manufacturing division.

     Maxie R. Smith is currently Chairman of the Board, President, and Chief Executive Officer ("CEO") of Lanstar Semiconductor Inc. He has held this position since November, 1995.

     From September, 1993, to-date, Mr. Smith continues as Chairman, President, and CEO of Lanstar Computer Corporation. From September, 1991 to September, 1993, Mr. Smith was Chairman, President, and CEO of Comset International, Inc.

     In July 1978, Mr. Smith joined Commodore Business Machines, Inc. where he was responsible for developing Commodore's early computer manufacturing capability. As the director of offshore manufacturing, Mr. Smith was instrumental in establishing Hong Kong production of over one million semiconductor and LCD watch kits per month. He then joined Eagle Computer as Vice President of Operations in January 1983. In January 1984, Mr. Smith joined Anchron Corporation as President and Chief Executive Officer for approximately three and one-half years. The company developed and marketed on-board computer systems and software for the transportation industry.

     Mr. Smith joined Alpha International, Inc., as interim-President, in early 1988 for approximately a six-month period.

     From 1988 to 1991, Mr. Smith was involved in the transportation industry in various consulting capacities.

     Mr. Smith joined Atari in 1991 as Vice President of Quality Assurance and worked in Taiwan, Hong Kong and China for approximately one year establishing the necessary subcontracting manufacturers to successfully produce the company's consumer and computer products.

     Mr. Smith is the Chairman of the Board, Chief Executive Officer, Secretary and Treasurer of LSC; Director, Chairman and Chief Executive Officer of LCP; Chairman of the Board, President, Secretary, Treasurer and Chief Executive Officer of LCC; and Chairman of the Board and Chief Executive Officer of LST and Chairman and Chief Executive Officer of CTI.

     Gerald F. Brunton. Mr. Brunton joined LSI in March 1997. Mr. Brunton has been in the electronic and telecommunications industries for the past 35 years, holding positions in marketing, finance and general management as well as various executive offices, including Chief Executive Officer. Mr. Brunton was a Vice President of International Communications, Inc. of Fort Worth, Texas from September 1994 to March 1997. Prior to this, Mr. Brunton was President of Armker, a division of Woodhead Industries, Inc. from April 1989 to September 1994. He has held key management and executive positions with Harvey Hubbell, Crouse Hinds, Charles Industries, Telephone and Data Systems, Woodhead Industries and International Communications. He is a graduate of the University of Illinois, with a Bachelor of Arts in Business Administration and holds two Masters of Business Administration in Marketing and Finance.

     Mr. Brunton is a Director, President, Secretary and Treasurer of LCP and a Director, Vice President of Finance, Secretary and Treasurer of LST.

     Steven Porter. Mr. Porter joined LSI in June 1994 and has spent most of his time in marketing and sales. Mr. Porter joined Tandy's Radio Shack in November 1989 where he managed a number of their retail stores.

     Mr. Porter joined LSI in June 1994 and is currently President and Chief Operating Officer of Celex Technology, Inc. Mr. Porter was in Retail Management at Radio Shack/Tandy Corporation from January 1993 to June 1994.

     Mr. Porter is a Director of LSC; Director, President and Chief Operating Officer of LCP; Director of LCC; and Director and President of LST and Director and President of CTI.

     Wilton Workman. Mr. Workman has been with LSC, the semiconductor memory products design subsidiary, for over two years and has been in the semiconductor industry for the past 37 years, with major manufacturers such as Texas Instruments, Eastman Kodak, ITT and VTC, a division of Control Data. He has led teams in the site selection and construction of semiconductor facilities, as well as been responsible for managing these facilities. Mr. Workman has a Bachelor of Science and Master of Science in Physics from Texas A&M University. Mr. Workman has coordinated the development and manufacture of LSI's semiconductor products and the joint venture between LSC and Sony Semiconductor Company of America. Mr. Workman is a Director, President and Chief Operating Officer of LSC.

     Dennis Poole. Mr. Poole is a British subject and a Chartered Mechanical Engineer with a degree in Electronics from London University. Mr. Poole began his career with Dehavil Aircraft Company; from there he moved to General Electric and Standard Cable, covering the full gamut of positions leading to the executive level. Mr. Poole has spent the last 12 years in the Pacific Rim market in various executive roles for British, American and Hong Kong based companies. Mr. Poole is currently Managing Director of LHK and a Director of LCC.

     Lynn Mahanay. Mr. Mahanay joined LSI in March 1997. Mr. Mahanay is a CPA and graduate of Texas University in Arlington. He has 15 years of experience in large corporate environments within the consumer and oil and gas industries.
Mr. Mahanay is responsible for coordinating the comptroller, internal auditing and bookkeeping operations for LSI.

     Prior to joining Lanstar, he was an internal auditor for Fin & Feather Sports in Fort Worth, Texas, from December 1995 to November 1996. From January 1993 to December 1995, he was an accountant for Brown & Mahanay, CPAs in Fort Worth, Texas.

     Dr. James W. "Bill" Osmun. Mr. Osmun has been with LSI for two years and has had 27 years of experience in the manufacturing and process development of semiconductor products. Dr. Osmun was formerly Manager of Process Development and Transfer for Advanced Micro Devices and Vice President of Technology with Thermco Division of Silicon Group. Dr. Osmun holds a Bachelor of Science in Physics from Stanford University and a Masters and Doctorate of Physics from the University of Chicago.

     Dr. Osmun is currently Vice President of Technology for LSC. He joined LSI in September 1995. From October 1993 to September 1995, he was self-employed primarily developing an educational software product. Dr. Osmun was Vice President of Technology of Silicon Valley Group, Thermco Division, from March 1992 to October 1993.

     Dean Salem. Mr. Salem joined LSI in August 1997. Mr. Salem brings with him a highly successful background in sales of memory and associated semiconductor products. Formerly a Vice President of Southwest Memory, Inc., a distributor of semiconductor memory products and a predecessor to one of LSI's former subsidiaries, he was consistently one of the top producers of sales. He is a co-founder of Memory Masters, Inc. where he developed a team of personnel that averaged $4-5 million in sales monthly. Mr. Salem is a graduate of the University of Cincinnati, with a Bachelor of Arts in English. Mr. Salem is currently a Director of CTI.

     Mr. Salem is currently Vice President Sales and Marketing for LCP. He is also Director of Celex Technology, Inc. Mr. Salem joined LSI in August 1997. From January 1996 to July 1997, he was a start-up partner in Memory Masters, Inc. From October 1992 to December 1995 he was in sales and sales management positions for Southwest Memory, Inc./Southwest Memory International, Inc.

     Dr. Tian-Shen Tang. Dr. Tang joined LSI in 1997, bringing with him an academic background as an Associate Professor at Texas A&M University. His experience includes consulting services with Futura

     Dr. Tang is currently Lead Design Engineer for LSC. He joined LSI in May 1997. Prior to joining LSI, Dr. Tang was assistant and Associate Professor at Texas A&M University from September 1990 to May 1997.

Development Co. and foundation research activities in the areas of CMOS and SRAM. Dr. Tang received a Bachelor of Science in Mathematics from NanKai University in China. He also holds an Electrical Engineering Degree and a Ph.D. in Electrical Engineering from Texas A&M University.


ITEM 6.   EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                    Annual Compensation
                            ----------------------------------
                                                  Other Annual
Name and Principal    Year  Salary     Bonus      Compensation
   Position                   ($)      ($)(1)        ($)(2)
------------------    ----  ------     ------     ------------
 Maxie R. Smith        1997  60,000     -0-               -0-
 President and         1996  60,000     (1)               -0-
 Chief Executive       1995  12,375     -0-               -0-
  Officer

  (1) Mr. Smith received a bonus of 500,000 shares of common stock in April
      1996.

  (2) All of the officers and directors of LSI are reimbursed for reasonable out-of-pocket expenses incurred. LSI does not have any present arrangements regarding compensation of directors for serving as a director. No compensation for services as a director is presently contemplated.

     No officer of LSI received aggregate remuneration in excess of $100,000. No employee of LSI has a written employment agreement.

Overview of the LSI 1997 Stock Option Plan
------------------------------------------

     On November 21, 1997, LSI implemented the 1997 Stock Option Plan (the "Plan"). The Plan provides for the granting of incentive stock options and nonqualified stock options as defined in the Plan and collectively referred to herein as "Awards". The purpose of the Plan is to enable employees of LSI, its subsidiaries and affiliates to participate in LSI's future by offering to them proprietary interests in LSI. The Plan is also intended to provide a means through which LSI can attract and retain key employees of merit.

     The following description is intended to be a summary of the Plan's principal terms and is qualified in its entirety by reference to the complete text attached as an exhibit to the Form 10.

General
-------

     The Plan authorizes the Board of Directors or its Compensation Committee (the Board of Directors and the Compensation Committee being collectively referred to hereinafter as the "Committee") to grant to officers and other employees of LSI, its subsidiaries and affiliates (excluding any nonemployee directors) stock option awards in the form of one or any combination of the Awards. Approximately 39 employees are presently eligible to participate in the Plan. As of the date of this filing, incentive stock options for the right to purchase 4,090,000 shares of the corporation have been granted to 39 employees. Officers and key personnel of the corporation were granted options in the following amounts:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          Individual Grants                                        Alternative To
                                                                                    (f) And (g):
                                     Percent Of                                      Grant Date
                     Number Of         Total                                           Value
                     Securities       Options/
                     Underlying     SARs Granted    Exercise Of
                     Option/SARs    To Employees     Base Price     Expiration       Grant Date
         Name        Granted (#)   In Fiscal Year      ($/Sh)          Date        Present Value $
         (a)             (b)            (c)             (d)             (e)             (h)
-------------------  -----------   --------------   -----------     ----------     ---------------
Maxie R. Smith         400,000          9.7%            $.25        10/31/2000          $.25

Gerald F. Brunton      300,000          7.3%            $.25        10/31/2000          $.25

Lynn Mahanay           150,000          3.7%            $.25        08/06/2001          $.25

James Osmun             75,000          1.8%            $.25        10/31/1999          $.25

Steven L. Porter       100,000          2.4%            $.25        10/31/1999          $.25

Dean Salem             300,000          7.3%            $.25        08/01/2000          $.25

Wilton Workman         150,000          3.7%            $.01        11/01/2000          $.25
                     ---------
Total                1,475,000 shares

A maximum of 7,500,000 shares of LSI Common Stock are reserved and available for distribution pursuant to Awards granted under the Plan, subject to adjustment to reflect stock splits, mergers, reorganizations and other changes in corporate structure affecting LSI Common Stock. If shares subject to an Award granted under the Plan cease to be subject to such Awards, such shares will again be available for distribution under the Plan. Shares may be distributed under the Plan, in whole or in part, from authorized and unissued shares or treasury shares. The Committee (or in the absence of a Committee, the Board of Directors) administers the Plan. The Committee has complete discretion, subject to the terms of the Plan, to determine, among other things, which officers and key employees will receive Awards, the type, number and frequency of and the number of shares subject to such Awards and, to the extent not otherwise expressly provided in the Plan, the terms and conditions of the Awards. Options may not be exercised by tendering outstanding shares.

Awards
------

     Options granted under the Plan may be incentive stock options ("ISOs"), as defined under and subject to Section 422 of the Internal Revenue Code (the "Code"), or nonqualified stock options ("NQSOs").

     The options will be exercisable at such times and subject to such terms and conditions as the Committee may determine. All options must expire no later than ten years from the date of grant in the case of ISOs and as determined by the Committee at the date of grant in the case of NQSOs. Generally, options will expire upon an optionee's termination of employment, one year following the termination of employment due to death or one year following termination due to permanent disability; provided, however, that options will expire prior to said times if and at such time that the original option exercise term otherwise expires. Generally, options may be exercised only to the extent exercisable on the date of termination, death or disability.

     The option price for any ISO will not be less than 100% of the fair market value of LSI Common Stock as of the date of grant and will be paid by cashier's check. The option price for a NQSO will be as set by the Committee for that NQSO and will be paid by cashier's check.

     Stock options are not transferable except by will or the laws of descent and distribution.

Miscellaneous
-------------

     The Plan may be amended or discontinued by the Board of Directors, provided that the Board may not, without the approval of LSI's stockholders, (a) except as expressly provided in the Plan, increase the number of shares reserved for distribution or decrease the option price of an ISO below 100% of the fair market value at grant or change the pricing terms applicable to stock purchase rights, (b) change the class of employees eligible to receive Awards under the Plan, or (c) extend maximum exercise periods for Awards under the Plan. No amendment or discontinuance may impair the rights of an optionee or recipient under an outstanding stock option or other Award without the recipient's consent.

     The Committee may amend the terms of any outstanding stock option or other Award prospectively or retroactively (but no such amendment may impair the rights of any holder without such holder's consent) and may substitute new stock options for previously granted stock options, including prior options with higher exercise prices.

     Under the Plan, the Committee has wide discretion and flexibility, enabling the Committee to administer the Plan in the manner it determines to be in the best interests of LSI. Thus, Awards may be granted in various combinations and sequences and may be subject to various conditions, restrictions and limitations at grant or upon exercise or payment not inconsistent with the terms of the Plan. The Committee's determinations with respect to which employees will receive Awards, and the form, amount and frequency and the terms and conditions thereof, need not be uniform as to similarly situated persons. The designation of an employee to receive one form of an Award under the Plan does not require the Committee to designate nor entitle such employee to receive any other form of Award.

     The Plan does not limit either the number of officers or other employees eligible to receive Awards or the type or number of shares which may be subject to options or other Awards which may be granted to any one person. In addition, the Plan does not limit the aggregate number of Awards that may be granted except that the number of shares reserved for distribution under the Plan cannot exceed 7,500,000 shares.

Federal Income Tax Aspects
--------------------------

     The following is a brief summary of LSI's understanding of the principal anticipated federal income tax consequences of Awards made under the Plan based upon the applicable provisions of the Code in effect on the date hereof. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences.

     (1) Incentive Stock Options. An optionee will not realize taxable income at the time an ISO is granted or exercised. Company Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years of the date of grant or within one year after exercise of the option, then (a) any gain upon the subsequent sale of the shares will be taxed to the optionee as a capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to LSI for federal income tax purposes. The spread between the ISO price and the fair market value of the shares at the time of exercise is an adjustment item for purposes of the alternative minimum tax.

     If an optionee disposes of shares acquired upon the exercise of an ISO before the expiration of the holding periods described above, then generally (a) the optionee will be taxed as if he had received compensation income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the exercise date (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and
(b) LSI will generally be entitled to a corresponding deduction in that year. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by LSI.

     Exercise of an ISO may cause the optionee to incur alternative minimum tax.

     Stock acquired through exercise of an ISO must be held for more than 18 months to obtain long-term capital gains treatment.

     All stock acquired pursuant to the exercise of an ISO is subject to the holding period rules and disqualifying disposition rules described above. Pursuant to the Plan, an ISO can only be exercised by payment of the consideration by cashier's check.

     To the extent that the fair market value of LSI's Common Stock (determined as of the date of grant) subject to ISOs exercisable for the first time by an optionee during any calendar year exceeds $100,000, those options will not be considered ISOs.

     (2) Nonqualified Stock Options. An optionee will not recognize taxable income at the time a NQSO is granted, but taxable income will be realized, and LSI will generally be entitled to a deduction, at the time of exercise of the NQSO. The amount of income (and LSI's deduction) will be equal to the difference between the NQSO exercise price and the fair market value of the shares on the date of exercise. The income realized will be taxed at ordinary income tax rates for federal income tax purposes. Withholding is required upon exercise of a NQSO. On subsequent disposition of the shares acquired upon exercise of a NQSO, capital gain or loss as determined under the normal capital asset holding period rules will be realized in the amount of the difference between the proceeds of sale and the fair market value of the shares on the date of exercise.

     (3) Withholding. Under the Plan, a participant must pay LSI, no later than the date on which an amount first becomes includable in the participant's gross income for federal income tax purposes with respect to an Award, any taxes required to be withheld with respect to such amount. Such withholding obligation may be settled with already owned shares, including shares that constitute part of the Award giving rise to the withholding obligation, at the sole option of LSI. Otherwise, withholding must be made in a manner that provides cash to LSI. The amount of income recognized is not reduced by the delivery of already owned shares or the retention by LSI of shares issuable under an Award to satisfy withholding obligations; the transaction is taxed as if the shares were sold for the amount of the withholding tax.

Other Stock Options
-------------------

     Prior to adoption of the 1997 Stock Option Plan, LSI has granted NQSOs exercisable at 25c per share to two employees as follows:

                                         Number of Shares
        Name and Position                  Subject to Grant
        -----------------                 -------------------

     Mohammad Bari,                          100,000
       Senior Design Engineer

     Nilesh Gharia,                          100,000
       Senior Design Engineer

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1996, Jenalong Holdings, Inc., a Texas corporation, which is owned by Mr. Maxie R. Smith and Mr. Dennis V. Poole, advanced $45,567 for a down payment toward the purchase of bonding and in-line production test equipment. In 1997, Jenalong Holdings, Inc. purchased the equipment on behalf of LSC for approximately $120,000. LSC assigned the equipment to Whitways Enterprises Limited for use in its factory in Guan Dong Province, China. Mr. Poole is a Vice President of Marketing for Whitways Enterprises Limited. In consideration, Whitways provided the Company with a verbal commitment to manufacture and co-develop chip-on-board SIMM Products. Whitways is in the business of sub-contract manufacturing of electronic products. During 1997, LSI purchased the above-mentioned equipment for $112,674.

     In 1997, LSC leased from Jenalong Holdings, Inc., Sun Microsystem UNIX-based computer equipment in the approximate amount of $30,540.

     In 1996 and 1997, Jenalong Holdings, Inc., in a series of transactions, loaned LSI up to approximately $135,000 at an approximate interest rate of 12% on an unsecured basis, the proceeds of which were used for working capital. LSI has fully repaid the principal and interest on the loan.


ITEM 8.   LEGAL PROCEEDINGS

     LSI is not a party to any material legal proceedings.


ITEM 9. MARKET PRICE AND DIVIDENDS ON LSI'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Trading of LSI's common stock was halted, by order of the SEC, on May 3, 1996, due to questions raised regarding the adequacy and accuracy of publicly disseminated information concerning, among other things, unusual market activity and the tradability of shares. Since May 3, 1996, LSI has undertaken a system wide review of its policies and procedures. As of the date of this filing, there is no established trading market for the stock. Upon compliance with Rule 15c2-11, LSI intends to be traded over-the-counter and on the National Association of Securities Dealer's Electronic Bulletin Board.

     Upon becoming a 1934 Act reporting company, LSI shall furnish its stockholders with annual reports containing audited financial statements reported on by its independent auditors for each fiscal year and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

     LSI currently has 34,884,525 shares outstanding as of the date of this filing, held by approximately 420 shareholders. There are currently nonqualified stock options for 350,000 shares outstanding. LSI has 25 warrants outstanding which, if exercised, would result in the issuance of 32,615,184 shares. LSI has no current plans to register securities in a public offering.

     On November 21, 1997, LSI adopted a 1997 Stock Option Plan whereby employees were offered the right to purchase increasing numbers of shares of LSI depending on their length of tenure with LSI. The following table outlines the numbers of shares eligible to be purchased by employees, under the 1997 Stock Option Plan and two non-qualified plans, in the next three years and the amount of the corresponding investment of capital into LSI:

    Year           No. of Shares                 Total Purchase Price
                   Eligible to be Purchased
    -----------------------------------------------------------------
     1997                1,068,333                  $255,083.75
     1998                1,291,666                  $322,916.50
     1999                1,141,667                  $285,416.75
     2000                  588,334                  $147,083.50

     LSI has not in the past and has no current plans to issue dividends. All profits in the foreseeable future will be reinvested to enable further research and development of enhanced versions of LSI's memory-based products and operational efficiencies to decrease costs.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     The following discussion outlines all securities sold by LSI or its subsidiaries for cash or services rendered during the previous three fiscal years. Unless otherwise described, all of the shares sold or granted were issued pursuant to the authority granted by the private offering exemption outlined in Section 4(2) of the Securities Act of 1933, as amended. None of the below mentioned "sales" were made to more than 35 nonaccredited investors and none were made with a view toward distribution. All shares issued were restricted and contained either a Rule 144 or Regulation S legend, as appropriate.

     In November 1994, Simmco Memory Products, Inc. ("Simmco"), a now dissolved subsidiary of LCC, sold 1,000 shares of Restricted Common Stock at one dollar per share for a total of $1,000 to Lanstar Computer Corporation to satisfy state incorporation requirements.

     In March 1995, LCC initiated an offering of Restricted Common Stock pursuant to Rule 504 with an aggregate offering price of $750,000. In September 1995, LCC offered and sold $407,017 of convertible debentures to less than a total of 35 accredited and nonaccredited investors. The debentures were convertible at a rate of $1 into 1 share of

LSC or any future publicly-traded company into which LCC would be merged. During 1995, the debentures were converted to 400,017 shares of LCC Restricted Common Stock.

     In March 1995, LCC issued to Henry H. Schwartz d/b/a IIBC, Incorporated, in his capacity as a financial consultant 276,316 shares of Restricted Common Stock at par value in consideration for consulting services for the procurement of capital.

     In June 1995, LSC sold 1,000 shares of Restricted Common Stock to LCC at one dollar per share for a total of $1,000 to satisfy state incorporation requirements.

     In September 1995, LSC issued 5,183,333 shares of Restricted Common Stock in exchange on a 1 for 1 basis with shareholders and convertible debenture holders (for the stock underlying their debenture) of its parent, LCC, for the purpose of spinning off LSC from its parent. LSC received an investment of $407,017 in operating capital from LLC as consideration for the exchange from LCC.

     In 1995 and 1996, LSC offered and sold, pursuant to Rule 504, $140,500 of debentures convertible at a rate of one share of LSC or any contemplated public parent for each $1 of the face amount of each debenture.

     In November 1995, pursuant to Rule 504, LSC offered and sold $441,498 of debentures convertible to less than a total of 35 accredited and nonaccredited investors, at a rate of one share of LSC for every $1.50 of the face amount of the debenture. During 1996, 297,663 shares of Restricted Common Stock were issued to less than a total of 35 accredited and nonaccredited investors, in conversion of debentures.

     LSI was organized as a Utah corporation in October 1980, as Kazmir Kliffs, Inc. During November 1995, Kazmir Kliffs, Inc., changed its name to Lanstar Semiconductor Inc. and entered into an agreement to issue up to 8,500,000 common shares of LSI to the stockholders of LSC and debenture holders of debentures that were convertible into LSC common stock in exchange for all the outstanding common shares and all the outstanding convertible rights to common shares of LSC. Prior to the closing of the agreement, there were 1,500,000 common shares of LSI outstanding.

     Prior to November 27, 1995, LSI initiated a 2 for 1 reverse stock split which resulted in decreasing the number of issued and outstanding shares to 1,500,000 shares of common stock.

     In 1995, LSI entered into several agreements for financial consulting services, finder's fees and preparation of disclosure documents. LSI issued 553,684 shares of Restricted Common Stock in settlement for consideration due to consultants and their affiliates pursuant to these agreements.

     In 1995, LSI issued as a bonus for services rendered, a total of 750,000 shares of Restricted Common Stock to three executive officers, Maxie R. Smith, Wilton Workman and Steven Porter which was booked as stockholders equity of $1,750.

     Simmco offered and sold in 1996, pursuant to Rule 504, $46,000 of debentures to less than a total of 35 accredited and nonaccredited investors convertible at a rate of one share of common stock of Simmco or a company with which Simmco exchanged shares for each dollar of the face amount of the debenture. During 1997, Simmco redeemed $6,000 of debentures.

     In May 1996, LCC acknowledged an accounts payable debt of $463,443 to Integrated Circuit Technology, Inc., a Cayman Islands Corporation. Pursuant to the request of the creditor, LSI issued 111,000 shares of Restricted Common Stock, pursuant to Regulation S, on behalf of its affiliate, LCC, in full settlement and release of the accounts payable in order to maintain beneficial relations with the high volume vendor and customer.

     On June 10, 1996, LSI issued 120,000 shares of Restricted Common Stock to the shareholders and debenture holders of LCC as part of the consideration for the purchase of 100% of the assets of LCC on a one for one share basis.

     On July 31, 1996, LSI offered and sold, pursuant to Regulation S, a convertible debenture (subordinated to bank loans) for $750,000 and a warrant for 3,000,000 shares, to Integrated Circuit Technology, Inc., a Cayman Islands Corporation, payable on December 31, 1996, with an interest rate of 12%. The debenture was convertible into 3,000,000 shares at a rate of 25c per share. The warrant terms allowed the purchase of up to 3,000,000 shares at a price of $1.50 per share for three years. On August 29, 1996, Integrated Circuit Technology, Inc. converted its debenture issued on July 31, 1996, pursuant to its terms into 3,000,040 shares of common stock of LSI and directed the issuance to offshore accredited investors pursuant to Regulation S. The interest due of approximately $6,083 was paid via the issuance of 24,329 shares of common stock at $.25 per share on August 26, 1997 to an offshore accredited investor pursuant to Regulation S.

     During November 1996, LSI acquired all of the outstanding stock of SMI from World Data Limited, a Cayman Islands Corporation, in exchange for issuing a total of 29,000,000 shares of Restricted Common Stock of LSI of which 3,000,000 shares were allocated as a finder's fee relative to the transaction.

     On December 31, 1996, LSI offered and sold, pursuant to Regulation S, a convertible debenture and a warrant for 3,000,000 shares to Geninvest S.A., a Panamanian Corporation, for $750,000. The debenture carried an interest rate of 12%, was subordinate to bank loans and was payable on November 29, 1997. The debenture was convertible at a rate of 25c per share into 3,000,000 shares. The warrant was exercisable for three years for up to 3,000,000 shares at $1.50 per share. Geninvest S.A. converted its convertible debenture on August 26, 1997, into 3,000,000 shares of Restricted Common Stock of LSI and directed the issuance to offshore accredited investors pursuant to Regulation S. LSI issued an additional 300,000 shares as a finder's fee and 128,082 shares in payment of the accrued interest.

     In December 1996, LSI acquired the outstanding shares of LHK for $15,000.

     In 1996, LSI issued 1,580,151 shares of Restricted Common Stock to United States consultants and their affiliates in partial settlement of consideration due for services rendered on behalf of LSC in 1995 and 1996.

     On April 15, 1997, LSI offered and sold, pursuant to Regulation S, a convertible debenture in the amount of $750,000 payable on April 15, 1998, with an interest rate of 12% and a warrant for 3,000,000 shares to Geninvest S.A., a Panamanian Corporation. The debenture was subordinate to bank loans and convertible at 25c per share into 3,000,000 shares. The warrant was exercisable for three years for up to 3,000,000 shares at $1.50 per share. Geninvest S.A. converted its convertible debenture on August 26, 1997, into 3,000,000 shares of Restricted Common Stock of LSI and directed the issuance to offshore accredited investors pursuant to Regulation S. LSI also issued 300,000 as a finder's fee and 72,987 shares in lieu of accrued interest of $18,246.75 on this debenture and the convertible debenture issued 7/31/96.

     In August 1997, LSI in connection with attempts to renegotiate and restructure the transaction and relationship with SMI, received 8,000,000 shares of Restricted Common Stock from World Data Limited.

     On August 25, 1997, LCP issued 1,000 shares of Restricted Common Stock at a dollar per share to LSI in exchange for $1,000 to satisfy state incorporation requirements.

     On August 26, 1997, LSI offered and sold, pursuant to Regulation S, 8,000,000 shares of Restricted Common Stock, as well as warrants for a total of 8,000,000 shares at $.125 per share, to several offshore accredited investors in exchange for a total of $1,000,000. The warrants are exercisable for three years at a price of $1.50 per share.

     In October 1997, LST sold 1,000 shares of Restricted Common Stock at a dollar per share to LSI to satisfy state incorporation requirements.

     In October 1997, LSI issued a total of 200,000 shares of Restricted Common Stock to a United States person and his related company in settlement of a disputed claim based on professional services rendered.

     In October 1997, LSI issued a warrant for 18,000,000 shares to SMI pursuant to an agreement to sell SMI to its previous shareholder. The warrant is exercisable in any amount up to a total of 18,000,000 shares for three years at $1.50 per share. As a result of the Stock Purchase Agreement, LSI received 25,555,000 Restricted shares of its Common Stock into treasury as well as certain other considerations.

     From November 1997 to January 1998, LSI amended 43 outstanding warrants held in the name of offshore accredited investors for the right to purchase a total of 17,000,040 shares of LSI to reduce the exercise price from $1.50 per share to $.75 per share. Subsequently, and in consideration of the amended exercise price, certain of those warrant holders exercised warrants and purchased, pursuant to Regulation S, 715,973 shares of Restricted Common Stock of LSI at $.75 per share for a total of $536,979.75. Management believes that additional private sales of equity and/or the exercise of outstanding warrants to acquire Common Stock may occur before the end of 1998.

     As of November 17, 1997, LSI issued 715,973 shares of Restricted Voting Common Stock to four accredited investors pursuant to the exercised four warrants at seventy-five cents per share for a total value of $536,979.75. The shares were issued pursuant to Regulation S.

     On November 21, 1997, LSI issued 2,900 shares of Restricted Voting Common Stock in exchange for the assignment of all intellectual property rights to the LSI logo from Mr. James E. Mallory, the father-in-law of Steven Porter.

     As of January 14, 1998, LSI issued 179,105 shares of Restricted Voting Common Stock to four accredited investors pursuant to the exercise of four warrants at seventy-five cents per share for a total value of $134,328. The shares were issued pursuant to Regulation S.

     As of February 3, 1998, LSI issued 428,666 shares of Restricted Voting Common Stock to four accredited investors pursuant to the exercise of four warrants at seventy-five cents per share for a total value of $321,499.50. The shares were exercised pursuant to Regulation S.

     As of February 27, 1998, LSI issued 693,112 shares of Restricted Voting Common Stock to six accredited investors pursuant to the exercise of six warrants at seventy-five cents per share for a total value of $519,834. The shares were issued pursuant to Regulation S.

     As of March 16, 1998, LSI directed the cancellation of 12,500 shares of Restricted Voting Common Stock in the name of Donald Varian to reflect the fact that an additional 12,500 shares were issued on August 19, 1997 in replacement of a lost Certificate No. 2643.

     As of March 24, 1998, LSI has issued 800,000 shares of Restricted Voting Common Stock with an original issue date of August 26, 1997 to an accredited investor pursuant to Regulation S as a finder's fee relative to a sale of 8,000,000 shares on August 26, 1997.

     As of March 25, 1998, LSI issued 368,000 shares of Restricted Voting
Common Stock to the accredited investor pursuant to the exercise of Warrant No. WA96-020 at seventy-five cents per share for a total investment of $276,000. The shares were issued pursuant to Regulation S.

     On March 30, 1998, LSI issued 1,000 shares of Restricted Voting Common Stock pursuant to a private placement exemption to one domestic investor pursuant to conversion of a convertible debenture originally converted as of December 15, 1995. The investor was entitled to 3,000 shares and was inadvertently issued only 2,000.

     As of April 20, 1998, LSI amended Warrant No. 96-019 to change the exercise price of $.75 cents per share to $.50 cents per share in exchange for a verbal committment by a non-US citizen to find additional short term financing. Warrant No. 96-019 gives an offshore investor the right to purchase 615,184 shares of Restricted Voting Common Stock.

     As of April 21, 1998, LSI has amended 23 warrants for the purchase of 14,000,000 shares to change the exercise price from $.75 cents per share to $.50 cents per share in exchange for a promise by a non-US citizen to exert maximum best efforts to encourage the holders of the warrants and to find additional other financing.

     As of April 21, 1998, LSI issued 300,000 shares of Restricted Voting Common Stock to one accredited investor as a finder's fee related to a convertible debenture originally issued to one accredited investor on July 31, 1996. LSI has issued the 300,000 shares with an original issue date of August 25, 1997, which is the date the shares issued pursuant to conversion of the debenture were originally issued. These shares were issued pursuant to Regulation S.

ITEM 11.  DESCRIPTION OF LSI'S SECURITIES TO BE REGISTERED

     LSI is authorized to issue 250,000,000 shares of Common Stock, $0.001 par value, of which 34,884,525 shares are currently outstanding. Currently, LSI has reserved 4,090,000 shares of its Common Stock for issuance pursuant to exercise of outstanding options. Currently, LSI has also reserved 32,615,184 shares of its Common Stock for issuance pursuant to exercise of warrants. Holders of the Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders, to receive dividends when and if declared by the Board of Directors of the LSI and to share ratably in the assets of LSI legally available for distribution to stockholders in the event of liquidation or dissolution. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means the holders or more than one-half of the shares voting for the election of directors can elect all of the directors. All of the outstanding shares of Common Stock are fully paid and not liable for further call or assessment.

     Interwest Transfer Co. Inc. at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, is the registrar and transfer agent for its Common Stock.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 16-10a-902 of the Utah Revised Business Corporation Act (the "Act") provides that a corporation may indemnify a director against liability in a proceeding if: (a) his conduct was in good faith; and (b) he reasonably believed that his conduct was not opposed to the corporation's best interests.
Section 16-10a-903 of the Act provides that a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of a proceeding to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. Section 16-10a-907 of the Act provides that an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903 to the same extent as a director.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers and controlling persons of LSI pursuant to the foregoing provisions, or otherwise, LSI has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by LSI of expenses incurred or paid by a director, officer or controlling person of LSI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, LSI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements and supplementary data for LSI are set forth following Item 15.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There have been no changes in accountants or disagreements by LSI with its accountants on accounting or financial disclosures.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements. The following financial statements are presented for LSI:

             Description of Report                      Date of Report      Page
-----------------------------------------------      --------------------  ------
Audit of consolidated and combined financial
 statements of Lanstar Semiconductor Inc. and
 Subsidiaries and Lanstar Computer Corporation
 and Subsidiary as of December 31, 1997 and
 1996                                                   March 26, 1998     F-1


     (b)  Exhibits
          --------

Exhibit No.    Description
-----------    -----------

2.1 Agreement and Plan of Reorganization by and between Kazmir Kliffs, Inc., a Utah corporation, and Lanstar Semiconductor Corporation, a Texas corporation, entered into in November 1995

2.2 Stock Purchase Agreement entered into as of November 4, 1996, by and among Lanstar Semiconductor, Inc., a Utah corporation, World Data Limited, a Cayman Islands corporation, and Southwest Memory International, Inc., a Texas corporation

2.3 Stock Purchase Agreement executed on October 1,1997, by and among Lanstar Semiconductor Inc., a Utah corporation, Ilya Drapkin, World Data Limited, a Cayman Islands corporation, Southwest Memory International, Inc., a Texas corporation, Southwest Memory, Inc., a Texas corporation, and MG TK Corp., a Texas corporation

3.1            Articles of Incorporation of Kazmir Kliffs, Inc. dated October
               24, 1980

3.2 Amended Articles of Incorporation of Kazmir Kliffs, Inc. dated November 30, 1995

3.3 Articles of Amendment to the Articles of Incorporation of Lanstar Semiconductor Inc. dated September 11, 1997

3.4 Amended and Restated Bylaws of Lanstar Semiconductor Inc. dated as of October 31, 1997

4              Sample Stock Certificate

10.1 Design and License Agreement as of July 27, 1995, by and between Mosaid Technologies Incorporated, a Canadian corporation, and Lanstar Semiconductor Corporation, a Texas corporation

10.2 Amendment to Design and License Agreement as of March 8, 1996, by and between Mosaid Technologies Incorporated, a Canadian corporation, and Lanstar Semiconductor Corporation, a Texas corporation

10.3 License Agreement between Texas Instruments Incorporated, a Delaware corporation, and Lanstar Semiconductor Corporation, a Texas corporation, effective as of January 1, 1996

10.4 Addendum to License Agreement between Texas Instruments Incorporated, a Delaware corporation, and Lanstar Semiconductor Corporation, a Texas corporation, dated March 8, 1996

10.5 Foundry Production Agreement dated as of June 27, 1996, by and between Sony Semiconductor Company of America and Lanstar Semiconductor Inc.

10.6           Amendment to Foundry Production Agreement dated as of November 4,
               1996

10.7           Extension of Foundry Production Agreement dated as of November
               15, 1996

10.8           Amendment to Foundry Production Agreement dated as of June 13,
               1997

10.9 Product Development and Fabrication Agreement dated as of January 30, 1996, by and among UTRON, MUTRON and Lanstar Semiconductor Inc.

10.10 Assignment of Product Development and Fabrication Agreement dated as of January 30, 1996, by and among UTRON, MUTRON and Lanstar Semiconductor Inc. executed on September 20, 1997, to be effective as of January 1, 1997

10.11 Lease Agreement by and between Continental Properties Joint Venture #5 and Lanstar Semiconductor Inc. dated May 1, 1996

10.12 Lease Agreement by and between Continental Properties Joint Venture #5 and Lanstar Semiconductor Inc. dated December 1, 1996

10.13 Lease Agreement by and between DSW Property Management and Lanstar Systems Technology, Inc. dated October 9, 1997

10.14          Lanstar Semiconductor Inc. 1997 Stock Option Plan

10.15          Agreement to Surrender Lease dated February, 1998

10.16          Option to Purchase dated as of the 6th day of April, 1998.

10.17 Agreement to assign intellectual property dated September 9, 1997.

11             See Financial Statements - Item 15(a) filed herewith

21             Subsidiaries of LSI

23             Consent of Cheshier & Fuller, L.L.P.

27             Financial Data Schedule

99.1           Proxy Statement for Special Meeting of Shareholders - September
               9, 1997

99.2 Notice of Shareholder Action Upon Consent of a Majority Vote of the Shareholders - October 2, 1997

                                   SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, LSI has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       LANSTAR SEMICONDUCTOR INC.


Date:  April 23, 1998                  By: /S/ MAXIE R. SMITH
                                           --------------------------------
                                           Maxie R. Smith, President and
                                           Chief Executive Officer

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                AND LANSTAR COMPUTER CORPORATION AND SUBSIDIARY


                               TABLE OF CONTENTS
                               -----------------


                                                                  Page
                                                                 ------

      Independent Auditor's Report                                F - 1

      Consolidated and Combined Balance Sheets                    F - 2

      Consolidated and Combined Statements of Income              F - 5

      Consolidated and Combined Statements of Changes
        in Stockholders' Equity                                   F - 7

      Consolidated and Combined Statements of Cash Flows          F - 10

      Notes to Consolidated and Combined Financial Statements     F - 12

              [CHESHIER & FULLER, L.L.P. LETTERHEAD APPEARS HERE]


                          Independent Auditor's Report
                          ----------------------------

To the Board of Directors and
Stockholders of Lanstar Semiconductor Inc.

We have audited the accompanying consolidated and combined balance sheets of Lanstar Semiconductor Inc. and Subsidiaries and Lanstar Computer Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated and combined statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 and the period from inception through December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Lanstar Semiconductor Inc. and Subsidiaries and Lanstar Computer Corporation and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, and for the period from inception through December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying consolidated and combined financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Note 14 to the consolidated and combined financial statements, the Companies have suffered recurring losses from operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 14. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                 S/CHESHIER & FULLER, L.L.P.

                                                 CHESHIER & FULLER, L.L.P.
Dallas, Texas
March 26, 1998

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
                    Consolidated and Combined Balance Sheets
                    ----------------------------------------
                           December 31, 1997 and 1996
                           --------------------------


                                     ASSETS
                                     ------

                                                       1997        1996
                                                    ----------  ----------
Current assets:
  Cash and cash equivalents                         $    1,708  $  382,125
  Marketable securities available for sale                 -0-     530,093
  Trade accounts receivable, less allowance for
     doubtful accounts of $30,995 and $105,607
     at December 31, 1997 and 1996, respectively       329,696   2,557,938
  Accounts receivable - other                           10,914   2,770,747
  Inventory                                            259,812     668,768
  Prepaid expenses                                      20,590     110,099
                                                    ----------  ----------

                                                       622,720   7,019,770
                                                    ----------  ----------

Furniture and equipment, less accumulated
  depreciation of $318,905 at December 31, 1997
  and $179,999 at December 31, 1996                    623,976     492,529

Other assets:
  Other assets                                           5,025     116,410
  Deferred income tax benefit                              -0-         -0-
                                                    ----------  ----------

                                                         5,025     116,410
                                                    ----------  ----------

     Total Assets                                   $1,251,721  $7,628,709
                                                    ==========  ==========

  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
                    Consolidated and Combined Balance Sheets
                    ----------------------------------------
                           December 31, 1997 and 1996
                           --------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                          1997         1996
                                                      -----------   ----------
Current liabilities:
  Accounts payable                                    $   695,570   $  458,917
  Accrued expenses                                        349,060      785,454
  Bank overdraft                                          131,212      115,529
  Margin account                                              -0-      231,799
  Accrued income taxes                                        -0-      212,122
  Debentures payable - private placements                     -0-       47,000
                                                      -----------   ----------

                                                        1,175,842    1,850,821
Long-term debt:
  Debenture payable - private sale                            -0-      750,000
                                                      -----------   ----------

     Total Liabilities                                  1,175,842    2,600,821

Stockholders' equity:
  Lanstar Computer Corporation -
     Common stock - .01 par value, 10,000,000 shares
       authorized, 5,183,333 shares issued and
       outstanding at December 31, 1997 and 1996           51,833       51,833
     Additional paid-in capital                           402,947      402,947
     Retained deficit                                    (454,780)    (454,780)
  Lanstar Semiconductor Inc.-
     Common stock - .001 par value, 250,000,000 share
       authorized, 57,254,669 shares issued and
       31,399,669 shares outstanding at December 31,
       1997, 42,115,371 shares issued and 41,815,371
       shares outstanding at December 31, 1996             57,254       42,115
     Treasury stock at cost, 25,855,000 shares at
       December 31, 1997, 300,000 shares at
       December 31, 1996                               (6,289,520)         -0-
     Additional paid-in capital                        11,123,344    7,806,188
     Unissued common stock                                536,980          -0-
     Note receivable  SWMI                               (500,000)         -0-


  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
                    Consolidated and Combined Balance Sheets
                    ----------------------------------------
                           December 31, 1997 and 1996
                           --------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                       1997          1996
                                                   -----------   -----------
     Stockholder/management loans
       Southwest Memory, Inc.                              -0-      (580,088)
       Components & More/Mikhail Goldshtein                -0-      (125,517)
       Jenalong Holdings, Inc.                         (53,064)      (45,567)
       Jenalong Holdings, Ltd.                             -0-       (39,000)
       Individual officers/stockholders                (10,310)      (59,243)
     Unrealized loss - marketable securities
       available for sale                                  -0-        (4,937)
     Retained deficit                               (4,788,805)   (1,966,063)
                                                   -----------   -----------

     Total Stockholders' Equity                         75,879     5,027,888
                                                   -----------   -----------

     Total Liabilities and Stockholders' Equity    $ 1,251,721   $ 7,628,709
                                                   ===========   ===========


  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
                 Consolidated and Combined Statements of Income
                 ----------------------------------------------
               For the Years Ended December 31, 1997 and 1996 and
               --------------------------------------------------
            For the Period from Inception through December 31, 1995
            -------------------------------------------------------

                                                                                 Inception through
                                                                                    December 31,
                                                         1997           1996            1995
                                                      -----------   -----------  -----------------
Sales, of which $1,018,132 in 1997 and
  $1,300,000 in 1996 are sales to SWMI                $ 7,442,038   $ 5,765,629     $ 6,154,060

Cost of goods sold, of which $562,046 in
  1997 and $550,000 in 1996 are purchases
  from SWMI and $500,000 in 1995 are
  from Southwest Memory, Inc.                          (6,963,977)   (5,507,265)     (6,015,155)
                                                      -----------   -----------     -----------

  Gross profit                                            478,061       258,364         138,905
                                                      -----------   -----------     -----------

Selling, general and administrative expenses           (2,239,637)   (1,019,421)     (1,016,574)
Research and development                               (1,886,811)     (476,055)       (655,704)
Bad debt expense                                          (60,264)         (377)        (84,531)
                                                      -----------   -----------     -----------

                                                       (4,186,712)   (1,495,853)     (1,756,809)
                                                      -----------   -----------     -----------

  Operating loss                                       (3,708,651)   (1,237,489)     (1,617,904)

Other income (expense):
  Interest income                                           7,441         2,501             153
  Interest expense and finance charges                    (83,670)       (8,993)        (16,300)
                                                      -----------   -----------     -----------

Net loss from continuing operations
  before income tax                                    (3,784,880)   (1,243,981)     (1,634,051)

Provision for income tax                                      -0-           -0-             -0-
                                                      -----------   -----------     -----------

  Net loss from continuing operations                  (3,784,880)   (1,243,981)     (1,634,051)

Discontinued operations:
  Income from operations of SWMI
     (less applicable income taxes
     of $0 in 1997 and $212,122 in 1996)                  962,138       457,189             -0-
                                                      -----------   -----------     -----------

Net loss                                               (2,822,742)     (786,792)     (1,634,051)

Allocated to Lanstar Computer Corporation                     -0-        (8,714)       (446,066)
                                                      -----------   -----------     -----------

Allocated to Lanstar Semiconductor Inc.               $(2,822,742)  $  (778,078)    $(1,187,985)
                                                      ===========   ===========     ===========

  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
           Consolidated and Combined Statements of Income, continued
           ---------------------------------------------------------
               For the Years Ended December 31, 1997 and 1996 and
               --------------------------------------------------
            For the Period from Inception through December 31, 1995
            -------------------------------------------------------

                                                                         Inception through
                                                                            December 31,
                                                  1997          1996           1995
                                                --------      --------   -----------------

Basic and diluted loss per share of
  Lanstar Semiconductor Inc.
     Net loss                                    $(0.07)       $(0.02)        $(0.16)
     Income from discontinued operations          (0.02)        (0.01)           .00
                                                 ------        ------         ------

     Loss from continuing operations             $(0.09)       $(0.03)        $(0.16)
                                                 ======        ======         ======



  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
    Consolidated and Combined Statements of Changes in Stockholders' Equity
    -----------------------------------------------------------------------
              For the Years Ended December 31, 1997 and 1996 and
              --------------------------------------------------
            For the Period From Inception through December 31, 1995
            -------------------------------------------------------


                                                                Lanstar Computer Corporation
                                      ---------------------------------------------------------------------------------
                                                                        Additional    Stockholder/
                                                            Par           Paid-In     Management          Retained
                                           Shares          Value          Capital        Loans             Deficit
                                      ---------------------------------------------------------------------------------
Balance, September, 1993                         -       $      -       $       -       $      -          $        -

Shares issued for subscrip-
tion receivable-private sale             3,900,000         39,000                        (39,000)

Shares issued to consultants
and their affiliates for services          476,316          4,763

Shares issued to officers
for services                               100,000          1,000

Private sale of common stock               300,000          3,000

Shares of Lanstar Semi-
conductor Inc. outstanding
at date of merger

Shares issued to stockholders
of Lanstar Computer Corpora-
tion and assumption of
subscription receivable                                                                   39,000

Stockholder loans                                                                         (8,714)

Common stock sold - March,
1995 amd September 30, 1995,
offering of Lanstar
Computer Corporation                       407,017          4,070         402,947

Net loss - inception through
  December 31, 1995                                                                                         (446,066)
                                      ---------------------------------------------------------------------------------
Balance,
  December 31, 1995                      5,183,333         51,833         402,947         (8,714)           (446,066)



                                                                   Lanstar Semiconductor Inc.
                                      ---------------------------------------------------------------------------------
                                                                    Additional    Stockholder/
                                                         Par          Paid-In     Management   Unrealize    Retained
                                           Shares       Value         Capital        Loans       Loss        Deficit
                                      ---------------------------------------------------------------------------------
Balance, September, 1993                         -    $      -       $      -       $      -    $    -     $         -

Shares issued for subscrip-
tion receivable-private sale

Shares issued to consultants
and their affiliates for services          553,684         554

Shares issued to officers
for services                               750,000         750

Private sale of common stock

Shares of Lanstar Semi-
conductor Inc. outstanding
at date of merger                        1,500,000       1,500         (1,500)

Shares issued to stockholders
of Lanstar Computer Corpora-
tion and assumption of
subscription receivable                  5,183,333       5,183         (5,183)       (39,000)

Stockholder loans                                                                     (4,600)

Common stock sold - March,
1995 amd September 30, 1995,
offering of Lanstar
Computer Corporation

Net loss - inception through
  December 31, 1995                                                                                         (1,187,985)
                                      ---------------------------------------------------------------------------------
Balance,
  December 31, 1995                      7,987,017       7,987         (6,683)       (43,600)        -      (1,187,985)

                                         Total
                                      Stockholders'
                                         Equity
                                      -------------
Balance, September, 1993               $         -

Shares issued for subscrip-
tion receivable-private sale                     -

Shares issued to consultants
and their affiliates for services            5,317

Shares issued to officers
for services                                 1,750

Private sale of common stock                 3,000

Shares of Lanstar Semi-
conductor Inc. outstanding
at date of merger                                -

Shares issued to stockholders
of Lanstar Computer Corpora-
tion and assumption of
subscription receivable                          -

Stockholder loans                          (13,314)

Common stock sold - March,
1995 amd September 30, 1995,
offering of Lanstar
Computer Corporation                       407,017

Net loss - inception through
  December 31, 1995                     (1,634,051)
                                      -------------
Balance,
  December 31, 1995                     (1,230,281)

  The accompanying notes are an intergal part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
    Consolidated and Combined Statements of Changes in Stockholders' Equity
    -----------------------------------------------------------------------
              For the years ended December 31, 1997 and 1996 and
              --------------------------------------------------
            For the Period from Inception through December 31, 1995
            -------------------------------------------------------

                                                Lanstar Computer Corporation
                                --------------------------------------------------------------
                                                        Additional  Stockholder/
                                               Par       Paid-In     Management     Retained
                                  Shares      Value      Capital       Loans        Deficit
                                --------------------------------------------------------------
Stockholder loans                                                       8,714

Treasury stock acquired
 at no cost

Debentures converted to
common stock - September,
1995 offering of Lanstar
Semiconductor Corporation

Issuance of common stock in
release of trade payable

Debentures converted to
common stock - November,
1995 offering of Lanstar
Semiconductor Corporation

Shares issued to consultants
and their affiliates for
services

Conversion of debenture
payable

Capital contributed by
stockholders of Southwest
Memory International, Inc.
prior to merger

Unrealized loss

Net loss                                                                              (8,714)
                                --------------------------------------------------------------
Balance,
 December 31, 1996              5,183,333    51,833     402,947            --       (454,780)


                                                Lanstar Semiconductor Inc.
                                ------------------------------------------------------------------------------------   -------------
                                                        Additional              Stockholder/                              Total
                                               Par       Paid-In    Treasury     Management   Unrealized   Retained    Stockholders'
                                  Shares      Value      Capital      Stock        Loans         Loss      Deficit        Equity
                                ------------------------------------------------------------------------------------   -------------
Stockholder loans                                                                 (805,815)                                (797,101)

Treasury stock acquired
 at no cost                       (300,000)                               -                                                     -

Debentures converted to
common stock - September,
1995 offering of Lanstar
Semiconductor Corporation          139,500      139       139,361                                                           139,500

Issuance of common stock in
release of trade payable           111,000      111       463,332                                                           463,443

Debentures converted to
common stock - November,
1995 offering of Lanstar
Semiconductor Corporation          297,663      298       441,200                                                           441,498

Shares issued to consultants
and their affiliates for
services                         1,580,151    1,580                                                                           1,580

Conversion of debenture
payable                          3,000,040    3,000       747,000                                                           750,000

Capital contributed by
stockholders of Southwest
Memory International, Inc.
prior to merger                 29,000,000   29,000     6,021,978                                                         6,050,978

Unrealized loss                                                                                 (4,937)                      (4,937)

Net loss                                                                                                    (778,078)      (786,792)
                                ------------------------------------------------------------------------------------   -------------
Balance,
 December 31, 1996              41,815,371   42,115     7,806,188         --      (849,415)     (4,937)   (1,966,063)     5,027,888



  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
    Consolidated and Combined Statements of Changes in Stockholders' Equity
    -----------------------------------------------------------------------
              For the Years Ended December 31, 1997 and 1996 and
              --------------------------------------------------
            For the Period From Inception through December 31, 1995
            -------------------------------------------------------


                                                                Lanstar Computer Corporation
                                      ---------------------------------------------------------------------------------
                                                                        Additional    Stockholder/
                                                            Par           Paid-In     Management          Retained
                                           Shares          Value          Capital        Loans             Deficit
                                      ---------------------------------------------------------------------------------
Conversion of debentures
   payable

Shares issued for services
  and financing expense

Issuance of common stock in
  release of trade payable

Unissued common stock sold

Treasury stock acquired

Sale of common stock

Stockholder loans

Purchase of warrants to
  acquire common stock

Employee stock options vested

Unrealized gain

Net loss

                                      ---------------------------------------------------------------------------------
Balance,
    December 31, 1997                    5,183,333       $ 51,833       $ 402,947       $     -           $ (454,780)
                                      =================================================================================


                                                                   Lanstar Semiconductor Inc.
                                      ---------------------------------------------------------------------------------------
                                                                           Additional                             Unissued
                                                              Par            Paid-In               Treasury        Common
                                            Shares           Value           Capital                 Stock         Stock
                                      ---------------------------------------------------------------------------------------
Conversion of debentures                       6,866,398         6,866        1,590,484
   payable

Shares issued for services
  and financing expense                          202,900           203           20,087

Issuance of common stock in
  release of trade payable                        70,000            70          155,780

Unissued common stock sold                                                                                          536,980

Treasury stock acquired                      (25,555,000)                                         (6,289,500)

Sale of common stock                           8,000,000         8,000          992,000

Stockholder loans

Purchase of warrants to
  acquire common stock                                                          500,000

Employee stock options vested                                                    58,805

Unrealized gain

Net loss
                                      ---------------------------------------------------------------------------------------

Balance,
    December 31, 1997                         31,399,669      $ 57,254     $ 11,123,344         $ (6,289,520)     $ 536,980
                                      =======================================================================================


                                                   Lanstar Semiconductor Inc.
                                      --------------------------------------------------
                                      Stockholder/                                              Total
                                      Management        Unrealized        Retained          Stockholders'
                                        Loans              Loss           Deficit              Equity
                                      --------------------------------------------------  ----------------
Conversion of debentures                                                                      1,597,350
   payable

Shares issued for services
  and financing expense                                                                          20,290

Issuance of common stock in
  release of trade payable                                                                      155,850

Unissued common stock sold                                                                      536,980

Treasury stock acquired                                                                      (6,289,520)

Sale of common stock                                                                          1,000,000

Stockholder loans                       786,041                                                 786,041

Purchase of warrants to
  acquire common stock                 (500,000)                                                      -

Employee stock options vested                                                                    58,805

Unrealized gain                                          4,937                                    4,937

Net loss                                                                   (2,822,742)       (2,822,742)
                                      --------------------------------------------------  ----------------

Balance,
    December 31, 1997                 $(563,374)        $    -            $(4,788,805)      $    75,879
                                      ==================================================  ================

  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
               Consolidated and Combined Statements of Cash Flows
               --------------------------------------------------
               For the Years Ended December 31, 1997 and 1996 and
               --------------------------------------------------
            For the Period from Inception through December 31, 1995
            -------------------------------------------------------

                                                                                    Inception through
                                                                                      December 31,
                                                             1997          1996           1995
                                                         -----------   -----------  -----------------
OPERATING ACTIVITIES:
  Net loss                                               $(2,822,742)  $  (786,792)    $(1,634,051)
  Adjustments to reconcile net loss to net
  cash used for operating activities:
     Depreciation                                            212,460       143,204          36,795
     Interest paid with common stock                          76,350           -0-             -0-
     Services rendered for common stock                          290         1,580           7,067
     Bad debt expense                                        447,734       423,688          84,531
     Amortization                                                -0-        15,000             -0-
     Employee stock options vested                            58,805           -0-             -0-
  (Increase) decrease in:
     Trade receivables                                    (2,406,216)   (2,957,882)       (108,274)
     Other receivables                                     2,675,700    (2,770,747)            -0-
     Inventories                                            (315,929)     (659,345)         (9,423)
     Prepaid expenses                                         55,371      (110,099)            -0-
  Increase (decrease) in:
     Accounts payable - trade                                513,321       290,718         168,199
     Account payable - Southwest Memory, Inc.                    -0-           -0-         469,443
     Accrued expenses                                        (74,529)      274,064         505,389
     Accrued income taxes                                   (212,122)      212,122             -0-
                                                         -----------   -----------     -----------

Net cash used for operating activities                    (1,791,507)   (5,924,489)       (480,324)
                                                         -----------   -----------     -----------

INVESTING ACTIVITIES:
  Furniture and equipment additions                         (452,116)     (355,324)       (317,205)
  (Increase) decrease in other assets                         (6,615)     (112,790)         (3,620)
  Purchase of goodwill                                           -0-       (15,000)            -0-
  Sale (purchase) of marketable securities                   303,231      (303,231)            -0-
                                                         -----------   -----------     -----------

Net cash used for investing activities                      (155,500)     (786,345)       (320,825)
                                                         -----------   -----------     -----------

FINANCING ACTIVITIES:
  Payment of debentures payable                               (6,000)          -0-             -0-
  Proceeds from private sales of debentures and
     common stock                                          2,286,980     7,828,727         760,267
  Increase in bank overdraft                                  17,027        43,940          71,589
  Increase in stockholder loan                              (298,086)     (797,101)        (13,314)
  Purchase of treasury stock                                (433,331)          -0-             -0-
                                                         -----------   -----------     -----------

  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
               Consolidated and Combined Statements of Cash Flows
               --------------------------------------------------
               For the Years Ended December 31, 1997 and 1996 and
               --------------------------------------------------
            For the Period from Inception through December 31, 1995
            -------------------------------------------------------

                                                                                    Inception through
                                                                                      December 31,
                                                             1997          1996           1995
                                                         ----------     ----------  ----------------

Net cash provided by financing activities                 1,566,590      7,075,566       818,542
                                                         ----------     ----------      --------

Increase (decrease) in cash and cash equivalents           (380,417)       364,732        17,393
Cash and cash equivalents, beginning of period              382,125         17,393           -0-
                                                         ----------     ----------      --------

Cash and cash equivalents, end of period                 $    1,708     $  382,125      $ 17,393
                                                         ==========     ==========      ========

SUPPLEMENTAL DISCLOSURES:
  Cash paid during the period for:
     Interest                                            $    7,320     $    9,053      $ 11,825
                                                         ==========     ==========      ========

     Income taxes (from discontinued
       operations)                                       $  212,122     $      -0-      $    -0-
                                                         ==========     ==========      ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
  Issuance of common stock in settlement of
     interest expense and financing expense              $   76,350     $      -0-      $    -0-
                                                         ==========     ==========      ========

  Net change in unrealized loss on marketable
     securities available for sale                       $   (4,937)    $    4,937      $    -0-
                                                         ==========     ==========      ========

  Marketable securities acquired by
     margin debt                                         $      -0-     $  231,799      $    -0-
                                                         ==========     ==========      ========

  Convertible debentures tendered for
     common stock                                        $1,541,000     $1,330,998      $    -0-
                                                         ==========     ==========      ========

  Margin debt liquidated through sale
     of marketable securities                            $  231,799     $      -0-      $    -0-
                                                         ==========     ==========      ========

  Issuance of common stock in settlement of
     accounts payable                                    $  156,140     $  463,443      $    -0-
                                                         ==========     ==========      ========

  Treasury stock acquired by relinquishing SWMI
     assets (other than cash) less liabilities           $5,856,189     $      -0-      $    -0-
                                                         ==========     ==========      ========

  The accompanying notes are an integral part of these financial statements.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 1 -  Nature of Business and Significant Accounting Policies

          NATURE OF BUSINESS

          Because they are under common control and management, the financial statements of Lanstar Semiconductor Inc. and Subsidiaries and Lanstar Computer Corporation and Subsidiary, collectively referred to as "the
          Company," are combined.   The Company is engaged in the development,
          manufacturing and distribution of computer components, computer memory, CPU products and personal computers, primarily in the continental United States. A chronology of the Company's parents' and subsidiaries' dates of organization and/or purchase is outlined below, in addition to the Company's combination and consolidation policy.

          Lanstar Computer Corporation and Subsidiaries:

          Lanstar Computer Corporation (LCC) was organized as a Texas corporation in September, 1993. Its wholly-owned subsidiary, Simmco Memory Products, Inc. (Simmco) was organized by LCC as a Texas corporation in November, 1994. Collectively, LCC and Simmco were engaged in the distribution of computer memory products. During 1996, most operations of LCC and Simmco ceased and were assumed by LSI and its subsidiaries.

          Lanstar Semiconductor Inc. and Subsidiaries:

          Lanstar Semiconductor Corporation (LSC) was organized as a Texas corporation in June, 1995, to develop and manufacture computer memory products. It acquired its operations from LCC when LCC issued, as a dividend, 5,183,333 common shares of LSC to the stockholders of LCC. The operations thus acquired were reflected at no cost.

          Lanstar Semiconductor Inc. (LSI) was organized as a Utah corporation in October, 1980, as Kazmir Kliffs, Inc. During November, 1995, Kazmir Kliffs, Inc., changed its name to Lanstar Semiconductor Inc. and entered into an agreement to issue up to 8,500,000 common shares of LSI to the stockholders of LSC and debenture holders of debentures that were convertible into LSC common stock in exchange for all the outstanding common shares and all the outstanding convertible rights to common shares of LSC. Prior to the closing of the agreement, there were 1,500,000 common shares of LSI outstanding. During the period from 1989 until November, 1995, Kazmir Kliffs, Inc. had no activity.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 1 -  Nature of Business and Significant Accounting Policies, continued

          NATURE OF BUSINESS

          During November, 1996, LSI acquired all of the outstanding stock of Southwest Memory International, Inc. (SWMI) from World Data Limited in exchange for 29,000,000 common shares of LSI of which 3,000,000 shares were allocated as a finder's fee relative to the transaction. SWMI is engaged in the distribution of computer memory products. SWMI was organized as a Texas corporation in January, 1996. The operations of SWMI were acquired from a predecessor company, Southwest Memory, Inc., during early 1996.

          Effective October 13, 1997, LSI sold 100% of the outstanding stock of SWMI for 25,555,000 common shares of LSI, plus additional consideration in the form of cash, inventory, a promissory note and a line of credit. The acquisition of the treasury stock was reflected at the net book value of the stockholder's equity of SWMI as of the date of acquisition.

          In 1997, Lanstar Computer Products, Inc., a Texas corporation, (LCP) was organized as a wholly-owned subsidiary of LSI to engage in the distribution of computer components, computer memory, CPU products and complete computer systems. Also, in 1997, Lanstar Systems Technology, Inc., a Texas corporation, (LST) was organized as a wholly-owned subsidiary of LSI to manufacture and distribute personal computers and computer networks to consumers and selected corporate entities.

          CONSOLIDATION AND COMBINATION POLICY

          Because they are under common control and management, the consolidated financial statements of LSI and LCC are combined. The combined financial statements are comprised of the development, manufacture and distribution of computer components, computer memory, CPU products and personal computers by LSI and its subsidiaries and LCC and its subsidiary. Combined financial statements are presented in a method similar to a pooling of interests. The financial statement activity has been combined from the inception of LCC in September, 1993, and LSC in June, 1995. Because the combined companies have separate ownership, the net losses incurred were allocated to each company. During the period from inception through December 31, 1995, the combined net loss was allocated to LSI and LCC based on the amount of loss incurred by each company. During 1996, the combined net loss allocated to LSI and LCC was based on the amount of loss borne by each company; however, any losses incurred by LCC and its subsidiary in excess of paid-in capital was borne by LSI and its subsidiaries.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 1 -  Nature of Business and Significant Accounting Policies, continued

          CONSOLIDATION AND COMBINATION POLICY

          The acquisition by LCC of Simmco was accounted for as a purchase of a subsidiary. The merger of LSC and LSI was accounted for as a reverse acquisition. As such, the historical statements are those of LSC presented on a recapitalized basis through the issuance of shares by LSI. The acquisition of SWMI was accounted for as a pooling of interests. In the case of a pooling of interests, activity of all entities are retroactively presented.

          All intercompany profits and transactions have been eliminated in combination and consolidation, except for intercompany transactions with SWMI. These transactions have not been eliminated and remain in their respective sales and expense categories due to the fact that all results of operations of SWMI have been excluded from continuing operations and reflected as a discontinued operation in the consolidated and combined statements of income.

          INVENTORY

          Inventory values are stated at the lower of first-in, first-out (FIFO) and average cost or market. All manufacturing is performed by a third party. As a result no indirect costs are associated with manufactured inventory.

          MARKETABLE SECURITIES AVAILABLE FOR SALE

          Securities are to be held for indefinite periods of time and are not
          intended to be held to maturity or on a long-term basis.   They are
          classified as available for sale. Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on marketable securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, whereas realized gains and losses flow through the Company's operations.

          LOSS PER SHARE

          During 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." Loss per share has been reflected under those provisions for all periods presented. The effect of this change was immaterial.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 1 -  Nature of Business and Significant Accounting Policies, continued

          LOSS PER SHARE

          Loss per share is calculated by dividing net loss attributable to LSI by the average shares of LSI common stock outstanding during each period presented. Loss per share for LCC is not presented because, during 1996, its operations were assumed by LSI, and there is no trading in its securities and there are no plans for such trading. In the case of a pooling of interests or reverse acquisition, all share and per share information have been retroactively applied to give effect for all shares outstanding immediately after the consolidating transactions.

          PERIODS PRESENTED

          The combined activity of LCC, Simmco and LSC are presented from their respective inceptions through December 31, 1995. Their combined activity is also presented for the year ended December 31, 1996. The activity of SWMI is included as a consolidated subsidiary of LSI from its inception in January, 1996, through December 31, 1996 and for the period from January 1, 1997 until it was sold effective October 13, 1997, as explained in Note 13.

          FURNITURE AND EQUIPMENT

          Furniture and equipment are carried at cost. Depreciation is calculated using straight-line method over the estimated useful lives of the assets of 3 to 10 years. Depreciation expense for the period from inception through December 31, 1995, was $36,795 and for the years ended December 31, 1997 and 1996, it was $212,460 and $143,204, respectively.

          ALLOWANCE FOR BAD DEBTS

          The Company provides an allowance for uncollectible accounts based upon prior experience and management's assessment of the collectibility of existing specific accounts.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------


Note 1 -  Nature of Business and Significant Accounting Policies, continued

          INCOME TAXES

          Deferred tax assets and deferred tax liabilities, if any, are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and their tax basis as well as the effect of net operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

          CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions or penalties and interest bearing accounts with maturities of 90 days or less to be cash or cash equivalents. At December 31, 1996, certain cash deposits exceeded federally insured limits.

          FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying values of financial instruments reported on the Company's balance sheet approximate fair value. Fair value is estimated using published market values for similar types of instruments.

          REVENUE RECOGNITION

          The Company is involved primarily in the development, manufacture and distribution of computer components, computer memory, CPU products, and personal computers. Revenue is reflected upon consummation of sales of such products to customers.

          INCOME FROM DISCONTINUED OPERATIONS

          As explained in Note 13, SWMI was sold during 1997. SWMI has been accounted for as a discontinued operation and the results of operations have been excluded from continuing operations in the accompanying consolidated and combined statements of income.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 1 -  Nature of Business and Significant Accounting Policies, continued

          EMPLOYEE STOCK OPTIONS

          The Company has elected to account for the compensation costs associated with its employee stock option plans using the fair value based method as prescribed in Statement of Financial Accounting Standards Board No. 123, "Accounting for Stock-Based Compensation." All compensation costs of the employee stock option arrangements have been charged against income for the periods presented. The fair value of each option grant is estimated on the grant date for fixed employee stock-based compensation plans.

Note 2 -  Inventories

          At December 31, inventories consisted of the following:

                                                          1997       1996
                                                       ---------   ---------

            Raw materials                              $  63,631   $ 246,900
            Finished goods                               196,181     421,868
                                                       ---------   ---------

                                                       $ 259,812   $ 668,768
                                                       =========   =========

Note 3 -  Income Tax Matters

          The provision for income tax benefit (expense) consisted of the following:

                                                                  Inception to
                                                                  December 31,
                                               1997     1996         1995
                                              -----   ---------   ------------
          Federal:
            Current                           $ -0-   $(194,847)    $    -0-
            Deferred                            -0-         -0-          -0-
                                              -----   ---------     --------
                                                -0-    (194,847)         -0-
                                              -----   ---------     --------

          State:
            Current                             -0-     (17,275)         -0-
            Deferred                            -0-         -0-          -0-
                                              -----   ---------     --------
                                                -0-     (17,275)         -0-
                                              -----   ---------     --------

            Total                             $ -0-   $(212,122)    $    -0-
                                              =====   =========     ========

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 3 -  Income Tax Matters

          The net deferred tax asset and liabilities consisted of the following components as of December 31, 1997 and 1996:

                                                               1997         1996
                                                           -----------   ---------
          Deferred tax assets (liabilities) relating to:
            Lanstar Computer Corporation -
               Net operating loss carryforward             $    68,218   $  68,218

            Lanstar Semiconductor Inc.
               Net operating loss carryforward               1,669,209     571,284
               License                                         158,000     169,000
               Start-up costs and organization expense          98,665     124,185
               Allowance for bad debts                          12,243      41,187
               Other                                               418         -0-
                                                           -----------   ---------

                                                             2,006,753     973,874
            Valuation allowance                             (1,983,059)   (950,479)
                                                           -----------   ---------

               Net deferred tax benefits                        23,694      23,395
               Depreciation                                    (23,694)    (23,395)
                                                           -----------   ---------
                                                           $       -0-   $     -0-
                                                           ===========   =========

          A reconciliation of income tax expense computed by applying the expected Federal statutory tax rates by net loss is as follows:

                                                                      Inception to
                                                                      December 31,
                                               1997         1996          1995
                                           -----------   ----------   ------------
          Benefit at expected Federal
            statutory rates                $   930,571    $ 203,530      $ 479,766
          Benefit at expected State
            statutory rates                    103,396       18,500         50,459
          Travel and loss of foreign
            corporation                         (1,387)     (13,855)           (43)
          Change in valuation allowance     (1,032,580)    (420,297)      (530,182)
                                           -----------    ---------      ---------

          Provision for income tax         $       -0-    $(212,122)     $     -0-
                                           ===========    =========      =========

          LCC has a net operating loss carryforward of approximately $454,780 expiring during years 2008 through 2011. LSI has a net operating loss carryforward of $4,244,388 for income tax purposes which expires in 2010 and 2012. The realization of income tax benefits from these losses is limited by certain code sections of the Internal Revenue Code.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 4 -  Private Placements

          During 1995 and 1996, the Company issued five private placement memorandums for the sale of securities under various exempt provisions of the Securities Act of 1933, as amended. The general provision and capital procured with each offering is summarized as follows:

        Name of                   Date of                        LSI
        Issuing                   Offering        Capital    Common Stock                     General Description
        Entity                  Memorandums       Procured      Issued                        of Security Issued
        -------                 -----------       --------   ------------                     ------------------
          LCC                March 3, 1995        $407,017      407,017    Common stock and  debentures payable of LCC - 1 common
                                 and                                       share of LCC for $1 and debenture payable convertible to
                             September 30, 1995                            LSC common stock, or the common stock of any public
                                                                           corporation  into which LSC may be merged, at the rate
                                                                           of 1 share for each $1 of the debentures' face value.

          LSC                September 15, 1995   $140,500      140,500    Debentures payable of LSC-Convertible to 1 share of LSC,
                                                                           or the common stock of any public parent company, for
                                                                           each $1 of the debentures' face value.

          LSC                November 15, 1995    $441,498      297,663    Debentures payable of LSC-Convertible to 1 share of LSC
                                                                           common stock at the rate of 1 share for each $1.50 of
                                                                           the debentures' face value.

         Simmco              January, 1996        $ 46,000       40,000    Debentures payable of Simmco-Convertible to 1 share of
                                                                           Simmco common stock, or the common stock of a publicly
                                                                           held corporation with which Simmco exchanges shares, for
                                                                           each $1 of the debentures face value.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 4 -  Private Placements, continued

          By December 31, 1997, all debentures issued with respect to these private placements had been paid or converted to common stock of LSI.

          No interest expense was paid or accrued with regard to the debentures payable noted above.

          All equity values with regard to these private placements were established by the Board of Directors of the Company.

Note 5 -  Loss Per Share

          The computation of loss per share is as follows:

                                         For the Year Ended December 31, 1997
                                        --------------------------------------
                                                        Weighted-
                                                         Average
                                                       Outstanding
                                            Loss         Shares      Per-Share
                                        (Numerator)   (Denominator)   Amount
                                        -----------   -------------  ---------
Net loss attributed to
 LSI stockholders                       $2,822,742     42,706,995     $0.07

Income from discontinued
 operations                                962,138     42,706,995      0.02
                                        ----------                    -----

Loss from continuing
 operations attributed to
 LSI stockholders                        3,784,880     42,706,995     $0.09
                                                                      =====

Loss attributed to LCC
 stockholders                                  -0-
                                        ----------

Total loss from continuing
 operations                             $3,784,880
                                        ==========

                                         For the Year Ended December 31, 1996
                                         ------------------------------------
                                                        Weighted-
                                                         Average
                                                       Outstanding
                                            Loss         Shares      Per-Share
                                         (Numerator)  (Denominator)   Amount
                                        -----------   ------------   ---------
Net loss attributed to
 LSI stockholders                       $  778,078     37,489,225       $0.02

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 5 -  Loss Per Share, continued
                                          For the Year Ended December 31, 1996
                                         --------------------------------------
                                                         Weighted-
                                                          Average
                                                        Outstanding
                                             Loss          Shares     Per-Share
                                          (Numerator)  (Denominator)    Amount
                                         ------------  -------------  ---------
 Income from discontinued
  operations                                 457,189     37,489,225      0.01
                                          ----------                     ----

 Loss from continuing operations
  operations attributed to
  LSI stockholders                         1,235,267     37,489,225     $0.03
                                                                        =====

 Loss attributed to LCC
  stockholders                                 8,714
                                          ----------

 Total loss from continuing
  operations                              $1,243,981
                                          ==========


                                         For the Period From Inception Through
                                                    December 31, 1995
                                        ---------------------------------------
                                                         Weighted-
                                                          Average
                                                        Outstanding
                                             Loss         Shares      Per-Share
                                          (Numerator)  (Denominator)    Amount
                                          ----------   ------------   ---------
 Net loss attributed to
  LSI stockholders                        $1,187,985     7,335,175      $0.16

 Income from discontinued
  operations                                     -0-     7,335,175       0.00
                                          ----------                    -----

 Loss from continuing
  operations attributed to
  LSI stockholders                         1,187,985     7,335,175      $0.16
                                                                        =====

 Loss attributed to LCC
  stockholders                               446,066
                                          ----------

 Total loss from continuing
  operations                              $1,634,051
                                          ==========

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 5 -  Loss Per Share, continued

          Potential common shares (warrants, options, and contingently issuable shares) were not included in the denominator of a diluted per share computation because their inclusion would have an anti-dilutive effect.

Note 6 -  Related Parties

          During 1996, SWMI purchased inventory from its predecessor, Southwest Memory, Inc., which is wholly owned by a member of management of SWMI. The predecessor sold the inventory to Sterling International for approximately $827,000. The inventory was purchased by the Company from Worldwide Memory, Inc. by SWMI for approximately $903,000. The inventory was subsequently written down by approximately $95,000. During 1995, the Company purchased inventory from Southwest Memory, Inc., in the amount of $500,000.

          SWMI leases furniture and equipment from, and sub-leases office space to Southwest Memory, Inc. The furniture and equipment is leased on a month to month basis at $6,000 per month. The office space is sub-leased on a month to month basis at $1,000 per month. Through October 13, 1997, $36,000 in lease expense and $6,000 in sub-lease income was recognized by SWMI. In 1996, $71,445 in lease expense and $10,000 in sub-lease income was recognized by SWMI. There were no leasing transactions between the Company and Southwest Memory, Inc. during 1995.

          The stockholder loans shown at December 31, 1997 and 1996 consist primarily of open accounts receivable as follows:

                                                1997      1996
                                              --------  ---------

          Southwest Memory, Inc.               $   -0-   $580,088
          Components and More/
            Mikhail Goldshtein                     -0-    125,517
          Jenalong Holdings, Inc.               53,064     45,567
          Jenalong Holdings, Ltd.                  -0-     39,000
          Individual officers/stockholders      10,310     59,243
                                               -------   --------

                                               $63,374   $849,415
                                               =======   ========

          During 1995, the Company entered into several agreements for financial consulting services. Based upon the instructions of the consultants, the Company issued stock to various individuals and entities. Consulting expenses of $9,565 and $91,013 were recognized during 1996 and 1995, respectively. The agreements were terminated in July 1996.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 6 -  Related Parties, continued

          An affiliate of a shareholder of the Company acts as the transfer agent for the Company. The Company incurred $3,019, $7,467 and $500 of expense related to stock transfer services in 1997, 1996 and 1995, respectively.

          During 1996, the Company settled a $463,443 trade account payable to Southwest Memory, Inc. by issuing 111,000 shares of stock of LSI to a creditor of Southwest Memory, Inc.

          During 1997, the Company purchased equipment totaling $112,674 from a stockholder and affiliate owned by an officer of the Company. In addition, the Company rented equipment from the same affiliate and stockholder for a total of $30,540 in rental expense for the year. The Company then purchased the equipment subsequent to year end.

Note 7 -  Results of Operations

          Summarized consolidated results of operations of LCC and LSI and SWMI from January 1, 1996 through the end of November 1996, the effective date of acquisition, are as follows:

                                            LCC and
                                               LSI        SWMI
                                           ----------  -----------

          Net sales                        $5,057,911  $50,014,884
                                           ==========  ===========

          Net income (loss)                $ (963,254) $   184,391
                                           ==========  ===========

                                            LCC and
                                               LSI        SWMI
                                           ----------  -----------

          Debenture converted to common
           stock of LSI - 437,163 shares   $  580,998
                                           ==========

          Shares issued to consultants
           and their affiliates for
           services -  1,580,151
            shares of LSI                  $    1,580
                                           ==========

          Debenture converted to
           common stock - 3,000,040
           shares of LSI                   $  750,000
                                           ==========

          Issuance of common stock
           in release of trade payable
           - 111,000 shares of LSI         $  463,443
                                           ==========

          Sale of common stock                         $6,050,978
                                                       ==========

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------


Note 8 -  Operating Lease Commitments

          The Company is leasing office space under three operating leases which expire at various periods through 2003. These leases are reported as operating leases. Under the leases, the Company is obligated to pay the following minimum annual rents:

               1998                               $112,087
               1999                                119,786
               2000                                 97,974
               2001                                102,719
               2002                                107,466
               Thereafter                           31,864
                                                  --------

                                                  $571,896
                                                  ========

          Total rent and lease expense was $271,744 for 1997, $217,662 for 1996 and $67,181 for the period from inception through December 31, 1995.

Note 9 -  Private Sales and Outstanding Warrants

          On July 31, 1996, the Company issued a subordinated convertible debenture payable to Integrated Circuit Technology, Inc. in the amount of $750,000. The debenture principal along with interest at the rate of 12% per annum was payable December 31, 1996.

          The debenture was convertible at the option of the holder into common shares of LSI at the rate of $0.25 per share. On August 29, 1996, the Company issued 3,000,040 shares of LSI common stock to various offshore entities in exchange for the $750,000 debenture payable. Each share had attached one warrant entitling the holder to purchase one additional share of the common stock of LSI for $1.50 per share exercisable at any time during a three-year period, commencing August 29, 1996.

          On November 29, 1996, the Company issued a subordinated convertible debenture payable to Geninvest S.A., in the amount of $750,000 with essentially the same terms as that described above. On August 26, 1997, the debenture was converted to 3,428,082 shares of the Company's common stock, which included a finder's fee of 300,000 shares and accrued interest. 3,000,000 of the shares so issued had attached warrants entitling the holders to purchase an aggregate of 3,000,000 shares of the common stock of LSI for $1.50 per share, exercisable at any time during a three-year period, commencing on the date of issuance of the shares and warrants.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 9 -  Private Sales and Outstanding Warrants, continued

          On April 15, 1997, a subordinated convertible debenture in the amount of $750,000 with essentially the same terms as that described above was issued to Geninvest S.A. On August 26, 1997, the debenture was converted to 3,397,316 shares of the Company's common stock, which included a finder's fee of 300,000 shares and accrued interest. 3,000,000 of the shares so issued had attached warrants entitling the holder to purchase an aggregate of 3,000,000 shares of the common stock of LSI for $1.50 per share exercisable at any time during a three-year period, commencing on the date of issuance of the shares and warrants.

          On August 26, 1997, the Company sold to various offshore investors 8,000,000 shares of common stock at $0.125 per share plus warrants entitling the holders to purchase for a three-year period a total of 8,000,000 shares of common stock for $1.50 per share.

          During November 1997, the Company agreed to amend the outstanding warrants to purchase 17,000,040 shares of LSI common stock. Under the agreement, in exchange for a commitment to exercise warrants for the purchase of 3,000,000 shares of common stock no later than February 1, 1998, the Company agreed to reduce the exercise price from $1.50 per share to $0.75 per share on warrants for the purchase of 17,000,040 shares of common stock.

          On November 17, 1997, the Company received $536,980 as a part of the above commitment. The 715,973 common shares that were issuable relative to this transaction had not been issued by December 31, 1997. The $536,980 was reflected as unissued common stock as of December 31, 1997.

          As of December 31, 1997 and 1996, the outstanding warrants to purchase common stock of LSI was as follows:

          EXERCISE PRICE - $1.50 PER SHARE

                                                               Number of
                                                                Shares
                                                              -----------
          Balance, January 1, 1996                                    -0-
           Issued                                               3,000,040
           Exercised                                                 (-0-)
           Cancelled/expired                                         (-0-)
                                                              -----------
          Balance, December 31, 1996                            3,000,040
           Issued                                              32,000,000
           Exercised                                                 (-0-)
           Cancelled/expired                                         (-0-)
           Exercise price converted to $0.75 per share        (17,000,040)
                                                              -----------

          Balance, December 31, 1997                           18,000,000
                                                              ===========

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 9 -  Private Sales and Outstanding Warrants, continued

          The warrant to purchase the 18,000,000 common shares, which was issued as explained in Note 13, expires October, 2000.

          EXERCISE PRICE - $0.75 PER SHARE
                                                           Number of
                                                             Shares
                                                           ----------

           Balance, January 1, 1997                               -0-
           Exercise price converted to $.75 per share      17,000,040
           Exercised                                         (715,973)
           Cancelled/expired                                      -0-
                                                           ----------

                                                           16,284,067
                                                           ==========

          The expiration date of the warrants to purchase the 16,284,067 shares was as follows:

                                                  Number of
           Year                                     Shares
           ----                                  ----------
           1999                                   2,284,067
           2000                                  14,000,000
                                                 ----------

                                                 16,284,067
                                                 ===========

Note 10 - Changes to Previously Issued Financial Statement

          Subsequent to the issuance of its December 31, 1995 financial statements, the Company discovered errors in recording conversion of certain convertible debentures, and the accrual of certain expenses. The Company also changed its method of depreciation from the double declining balance method to straight line. The corrections and restatement increased net loss and retained deficit from $655,495 to $1,187,985. No income tax effects are applicable to these changes.

Note 11 - Outstanding Rights to Acquire Common Stock

          During 1995, the Company granted non-qualified options to two employees to purchase up to a total of 200,000 shares of LSI stock for $0.25 per share. These options expire October 31, 1999.

          On November 21, 1997, the Company adopted the Lanstar Semiconductor Inc. 1997 Stock Option Plan (the Plan) which provides for the granting of incentive stock options to employees of the Company. A maximum of 7,500,000 shares of

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 11 - Outstanding Rights to Acquire Common Stock, continued

          common stock of LSI may be issued under the Plan. The option price, subject to certain restrictions under the Plan, number of shares and grant date are determined by the Company's Board of Directors. The period of time available for exercise under each option granted under the Plan is to be determined, subject to certain provisions of the Plan, by the Board of Directors.

          During 1997, the Company granted incentive stock options to purchase 3,540,000 shares at $0.25 per share under the Plan. Grantees vest in the options over one to three year periods. All options expire at various periods during 1999 through 2001.

          During 1997, the Company granted a non-qualified option to an employee to purchase 150,000 shares of LSI stock for $0.01 per share. The grantee vests in the option over a two-year period. The option expires November 1, 2000.

          The fair value of each option grant is estimated on the date of grant. The weighted average fair value of options granted during 1997 and 1995 was estimated using the following assumptions:

                                             1997        1995
                                             ----        ----

            Risk-free interest rate          5.84%       5.89%
            Expected life                    3.33 Years  4.5 Years
            Expected volatility               None        None
            Expected dividends                None        None

          The market price of the LSI stock was determined to be $0.25 on the grant date of all of the above options. The weighted-average fair value of options granted during 1997 and 1995 was as follows:

                            1997                   1995
                    ---------------------  ---------------------
                               Per Share              Per Share
                               Weighted-              Weighted-
         Exercise   Number of   Average    Number of   Average
         Price       Shares    Fair Value   Shares    Fair Value
         --------   ---------  ----------  ---------  ----------

          $0.01       150,000       $0.24
          $0.25     3,740,000       $0.05    200,000       $0.05

          Compensation cost from fixed plans charged to operations was $58,805 during 1997.

          A summary of option transactions of the fixed plans during the years ended December 31, 1997, 1996 and 1995 is as follows:

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 11 - Outstanding Rights to Acquire Common Stock, continued
                                                                                          1997                 1995
                                                                                     Non-Qualified         Non-Qualified
                                                              1997 Plan                  Grants               Grants
                                                      --------------------------  --------------------  --------------------
                                                       Number of      Exercise    Number of   Exercise  Number of   Exercise
                                                        Shares         Price        Shares     Price      Shares     Price
                                                        ------        ------        ------     -----      ------     -----

Outstanding at January 1, 1995                             -0-                       -0-                    -0-
Granted                                                    -0-                       -0-                  200,000    $0.25
Exercised                                                 (-0-)                     (-0-)                  (-0-)
Cancelled                                                 (-0-)                     (-0-)                  (-0-)
                                                        ---------      -----       -------      -----     -------    -----

Outstanding at December 31, 1995                           -0-                       -0-                  200,000    $0.25
Granted                                                    -0-                       -0-                    -0-
Exercised                                                 (-0-)                     (-0-)                  (-0-)
Cancelled                                                 (-0-)                     (-0-)                  (-0-)
                                                        ---------      -----       -------      -----     -------    -----

Outstanding at December 31, 1996                           -0-                       -0-                  200,000    $0.25
Granted                                                 3,740,000      $0.25       150,000      $0.01       -0-
Exercised                                                 (-0-)                     (-0-)                  (-0-)
Cancelled                                                 (-0-)                     (-0-)                  (-0-)
                                                        ---------      -----       -------      -----     -------    -----


Outstanding at December 31, 1997                        3,740,000      $0.25       150,000      $0.01     200,000    $0.25
                                                        =========      =====       =======      =====     =======    =====

Exercisable at December 31, 1997                          818,333      $0.25        50,000      $0.01     200,000    $0.25
                                                        =========      =====       =======      =====     =======    =====

Available for Issue at
   December 31, 1997                                    3,760,000
                                                        =========

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------

Note 11 - Outstanding Rights to Acquire Common Stock, continued

          A summary of options outstanding at December 31, 1997, is shown below:

                                         Weighted Average
                             Number     Remaining Contract    Number
               Exercise     of Shares     Life of Shares     of Shares
               Price       Outstanding     Outstanding      Exercisable
               --------    -----------  ------------------  -----------

                 $0.01         150,000      2.8 Years          50,000
                 $0.25       3,940,000      3.2 Years         918,332

Note 12 - Commitments and Contingencies

          As of December 31, 1997, the Company had committed to issue to an employee, as a bonus, up to 200,000 shares of LSI stock upon the Company attaining certain potential patents. The patents have not yet been attained.

          There has been certain threatened litigation against the Company. Management considers these complaints to be without merit. No provision has been made in the financial statements related to these matters.

Note 13 - Sale of Southwest Memory International, Inc.

          On October 13, 1997, LSI sold 100% of the outstanding stock of SWMI for 25,550,000 common shares of LSI. No gain or loss was reflected for this disposition.

          As part of the agreement, LSI granted to SWMI, in exchange for a promissory note payable to LSI in the amount of $500,000, a warrant to purchase 18,000,000 shares of LSI common stock within three years of October 13, 1997, at an exercise price of $1.50 per share. The note is due October 13, 1998, and bears interest of 2% above prime.

          The revenue of SWMI was $53,468,000 during 1996 and $47,157,000 during the period from January 1, 1997, through October 13, 1997.

Note 14 - Liquidity

          During 1997, LSI along with their respective subsidiaries incurred a net loss of $3,784,880 exclusive of net income earned by SWMI. From their inceptions through December 31, 1997, LCC and LSI incurred losses of $6,662,912 exclusive of net income earned by SWMI. As of December 31, 1997, the Company had a working capital deficit of approximately $554,122.

                  LANSTAR SEMICONDUCTOR INC. AND SUBSIDIARIES
                  -------------------------------------------
                and LANSTAR COMPUTER CORPORATION AND SUBSIDIARY
                -----------------------------------------------
            Notes to Consolidated and Combined Financial Statements
            -------------------------------------------------------
                        December 31, 1997, 1996 and 1995
                        --------------------------------


Note 14 - Liquidity, continued

          After December 31, 1997, the Company was able to procure capital of approximately $1,252,000 through the sale of equity during 1998 as explained in Note 15.

          Management believes that additional private sales of equity and/or exercise of outstanding warrants to acquire common stock may occur before the end of 1998. Management has also committed to the expansion of its distribution network.

          There are no assurances that management will be successful in its efforts.

Note 15 - Subsequent Events

          Pursuant to the agreement to reduce the exercise price of warrants for 17,000,040 shares from $1.50 per share to $0.75 per share as explained in Note 9, the Company received $1,251,662 during the period from January 1, 1998 through March 25, 1998 for which 1,668,883 common shares are to be issued.

          On March 24, 1998, the Board of Directors of LSI directed that 800,000 shares of common stock be issued as a finders fee relative to the August 26, 1997, sale of $8,000,000 shares of common stock of LSI for $0.125 per share as outlined in Note 9.